As filed with the Securities and Exchange Commission on April 22, 2005

Registration File No. 333-123229

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to Form SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FPB BANCORP, INC.

(Name of small business issuer in its charter)

Florida	6712	65-1147861
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1301 S.E. Port St. Lucie Blvd.

Port St. Lucie, Florida 34952

(772) 398-1388

(Address and telephone number

of principal executive offices)

David W. Skiles

President and Chief Executive Officer

1301 S.E. Port St. Lucie Blvd.

Port St. Lucie, Florida 34952

(772) 398-1388

(Name, address and telephone number of agent for service)

Copies Requested to:

A.George Igler, Esq. or James J. Quinlan, Esq. Igler & Dougherty, P.A. 500 North Westshore Boulevard Suite 1010 Tampa, FL 33609	Jeremy P. Ross, Esq. or John N. Giordano, Esq. Bush Ross, P.A. 220 South Franklin Street Tampa, FL 33602
(813) 289-1020 Telephone (813) 289-1070 Facsimile	(813) 224-9255 Telephone (813) 223-9620 Facsimile

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum Offering price per share(1)	Proposed maximum aggregate Offering price(1)	Amount of registration fee
Common stock $0.01 par value	800,000	$13.25	$10,600,000	$1,248.00

(1)	Estimated solely for the purpose of calculating the registration fee on the basis of the price per share for the common stock on March 8, 2005.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any state where the offer of the sale is not permitted.

Subject to completion dated April 22, 2005.

PROSPECTUS

800,000 Shares

[logo]

Common Stock

FPB Bancorp, Inc. is Offering 800,000 shares of common stock. We have engaged Kendrick Pierce Securities, Inc. to act on a best efforts basis as our Sales Agent in connection with the Offering. We intend to apply to have our shares approved for listing on the NASDAQ SmallCap Market under the symbol       .

Because the Offering is being conducted on a best efforts basis, the Sales Agent is not required to sell any minimum number or dollar amount of shares and is not obligated to purchase the shares if they are not sold to the public. There is no minimum number of shares that must be sold in order to close the Offering. Investors are required to purchase a minimum of 300 shares of stock, except for our employees, who may purchase a minimum of 50 shares.

The Offering is scheduled to end on                                 , 2005 or earlier at the discretion of FPB Bancorp, Inc. We have the right, however, to extend the Offering for up to an additional 60 days without notice to subscribers, or until                     , 2005.

Investing in our common stock involves risks, which are described in the “ Risk Factors” section beginning on page 6 of this prospectus.

	Per Share	Total
Public Offering price	$	$
Sales Agent Commission	$	$
Proceeds to us, before expenses	$	$

We will pay our Sales Agent, Kendrick Pierce Securities, Inc., a sales commission equal to 6.0% of the Offering price of the shares it sells in the Offering.

These securities are not deposits or savings accounts and are not insured by the FDIC or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

An escrow account at First Peoples Bank will be established to allow for staggered closings in the Offering. We expect to deliver the shares to purchasers on or about                     , 2005, upon receipt of the purchase price of the shares and subject to customary closing conditions.

Kendrick Pierce Securities, Inc.

The date of this prospectus is April       , 2005.

PROSPECTUS SUMMARY

This is a summary of important information contained elsewhere in this prospectus and in documents incorporated by reference. It may not contain all of the information that is important to you. We encourage you to read the entire prospectus carefully before investing. FPB Bancorp, Inc. (“FPB”) is the holding company for First Peoples Bank (the “Bank”). In this prospectus, “we,” “our,” or “us” refers to FPB and the Bank on a consolidated basis; “FPB” refers to FPB Bancorp, Inc. alone; and “Bank” refers to First Peoples Bank alone.

The Offering

We are offering to sell up to 800,000 shares of our common stock for a purchase price of $                     per share. Except for our employees who may purchase a minimum of 50 shares, individuals wanting to purchase shares in this Offering must purchase a minimum of 300 shares. Furthermore, the Board of Directors may reject any subscription, in whole or in part. In addition, employees of First Peoples Bank who are participants of the First Peoples Bank Employees’ Saving & Profit Sharing Plan and Trust (401K Plan) may elect to invest all or part of their plan accounts in our common stock through this Offering.

The first $2.0 million received in the Offering will be downstreamed to the Bank to promote growth and maintain its “well capitalized” capital ratios. The remainder of the funds generated by the Offering will be retained by FPB for future growth and potential branching.

FPB and the Bank

Our Business. We conduct our business through the Bank, which commenced banking operations in Port St. Lucie, Florida, on April 26, 1999, as a state-chartered commercial bank. We provide a full range of banking products to consumers and small to medium sized businesses in St. Lucie County and Martin County from three full-service locations. We are the only bank that is headquartered in Port St. Lucie.

As of December 31, 2004, we had total consolidated assets of $94.6 million, loans of $68.8 million, deposits of $81.9 million and total consolidated stockholders’ equity of $7.4 million. For the year ended December 31, 2004, we had net earnings of $123,000, an increase of 66% over 2002. Since December 31, 2002, our loans have grown approximately 65%, our deposits have grown approximately 63%, and our branch network has grown by two locations.

Our primary business is attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate loans and to purchase securities. Our operations are primarily retail oriented and directed toward individuals and small to medium sized businesses located in our banking market. We provide most traditional commercial and consumer banking products and services, but our primary source of revenue is interest income we derive from our lending activities. We differentiate ourselves from our larger competitors by focusing on relationship banking, personalized service and direct customer contact, and we believe that significant local ownership, and the experience of our employees and management, are major factors in our growth and in our ability to respond effectively to our customers’ needs.

Our Business and Growth Strategy. Our goal is to establish ourselves as the “People - Centered” community bank in St. Lucie and Martin Counties. We intend to continue to expand our business through internal growth as well as selective geographic expansion while maintaining strong asset quality and achieving sustained profitability. The key elements of our strategy are to:

Provide individualized attention with local underwriting and credit decision-making authority. As a commercial bank based in Port St. Lucie and focused on the St. Lucie County and Martin County area, we believe that we are better able to provide the individualized customer service, combined with prompt local underwriting and credit decision-making authority that we believe small to medium-sized businesses and residents desire.

Leverage personal relationships and community involvement. Our directors, officers and senior employees have extensive personal contacts, business relationships and involvement in the communities in which they live and work and which we serve. By building on and leveraging these relationships and community involvement, we believe that we have and will continue to generate enthusiasm and interest from small to medium-sized businesses and residents in our market areas.

Take market share from large, non-local competitors. We compete with large, non-locally owned and headquartered financial institutions. We believe that we have attracted and can continue to attract small to medium-sized businesses and individuals that prefer local decision-making authority and interaction with banking professionals who can provide prompt personalized and knowledgeable service.

Expand our branch network throughout our market area. Currently, we have our main office in Port St. Lucie, one branch office in Fort Pierce and one branch office in Stuart. We plan to seek attractive locations in the greater St. Lucie County and Martin County areas in which to open additional branches following the completion of this Offering.

Employ qualified and experienced banking professionals. We seek to continue to hire and retain highly experienced and qualified local commercial lenders and other banking professionals with successful track records and established relationships with small to medium-sized businesses in our market areas.

Maintain and enhance high credit quality. The success of our business depends to a significant extent on the quality of our assets, particularly our loans. We have built a strong internal emphasis on credit quality and have established stringent underwriting standards and loan approval processes. We actively manage our past due and non-performing loans in an effort to minimize credit losses and related expenses and to ensure that our allowance for loan losses is adequate.

Our Market

Our current banking market is St. Lucie and Martin Counties, which is where our three banking offices are located. While there has been some recent consolidation in our market areas that have affected branch offices, we believe that the combination of being one of seven locally-owned, community based banks and the current and projected demographic growth of our market are the main drivers for our present and future success.

According to reports provided by their respective Chambers of Commerce, St. Lucie and Martin Counties have attractive demographics with population increases since 2000 of 11.11% to 214,105 and 6.98% to 135,577 in 2004, respectively. These population growth trends are expected to increase even more with a projected increase for St. Lucie County of 12.58% to 241,037 by 2009, and a projected increase for Martin County of 8.23% to 146,737 by 2009. Most notable, however, is the average household income for both counties. St. Lucie County’s average household income has grown 11.15% since 2000 to $51,756 in 2004 and is expected to grow another 11.64% to $57,782 by 2009. Martin County’s average household income has grown 7.34% since 2000 to $71,374 in 2004 and is expected to grow another 11.66% to $79,698 by 2009.

As of June 30, 2004, the 118 commercial bank and thrift branch offices operating within St. Lucie and Martin Counties maintained aggregate deposits of approximately $6.01 billion, representing a 39.8% increase over June 30, 2001 deposit levels. Of the total deposits as of June 30, 2004, an estimated 52%, or about $3.1 billion of commercial bank and thrift deposits, were held at offices of large, non-local institutions.

Recent Developments

At the end of the first quarter of 2005, assets were at $105.3 million, compared to 94.6 million at December 31, 2004. This increase was due to loan growth of $9.0 million and deposit growth of $11.4 million during the quarter ending March 31, 2005. The ratio of non performing loans to total loans for the quarter ending March 31, 2005 was .03% as compared to 1.95% for the quarter ending March 31, 2004 due to the payoff of two impaired commercial real estate loans, one of which resulted in no loss or expense, and the other with minimal loss to the bank.

Net earnings for the quarter ending March 31, 2005 were $140,000, or $.17 per basic and diluted share, compared to a net loss of ($64,000), or ($.08) per basic and diluted share for the quarter ending March 31, 2004. This increase in earnings was due to an increase in the yield on average assets and an increase in non-interest income, partially offset by an increase in the cost of funds on liabilities and an increase in non-interest expense. Stockholders equity at the end of the first quarter of 2005 was $7.63 million compared to $7.30 million at the end of the first quarter of 2004.

Our Management Team

We believe that a contributing factor to our performance is our experienced staff and management team led by one of our founding board members, President and Chief Executive Officer, David W. Skiles. Mr. Skiles has over 38 years of banking experience, with approximately 28 of those years within our market area. In addition to Mr. Skiles, our senior management team is comprised of Marge Riley, our Executive Vice President and Chief Operating Officer, Nancy E. Aumack, our Senior Vice President and Chief Financial Officer, Stephen J. Krumfolz, our Senior Vice President and Senior Lending Officer, Philip Lee Brown, our Senior Vice President and Commercial Lender for the Fort Piece Office, Melissa F. Favorite, our Senior Vice President of Deposit Operations and William V. West, our Senior Vice President and Commercial Lender for the Stuart Office.

Our Address and Telephone Number

Our corporate headquarters are located at 1301 S.E. Port St. Lucie Blvd., Port St. Lucie, Florida 34952 and our telephone number is (772) 398-1388.

Risk Factors

Before investing, you should carefully consider the information in the “Risk Factors” Section beginning on page 6.

The Offering

Common Stock Offered	800,000 shares of common stock.

Price of Common Stock	$[ ] per share

Common Stock Issued	Before Offering – 819,120 shares. After Offering - Up to 1,619,120 shares.

Use of Proceeds	The net proceeds of this Offering will be used to support future anticipated growth of deposits and loans and to some extent for general corporate purposes. See “Use of Proceeds.”

Minimum Purchase	The minimum number of FPB shares that must be purchased by an investor is 300 shares; however, the minimum for our employees is 50 shares.

Maximum Purchase	The maximum acquisition to be permitted for a single purchaser will be 40,000 Shares. The Bank’s Board of Directors will have exclusive authority to determine such maximum number and to waive these purchase limitations, on a case-by-case basis.

Offering Period	The Offering expires , 2005 at 5:00 p.m., Eastern Time, unless we extend the Offering period for up to an additional 60 days.

Distribution of Proceeds	At the discretion of Kendrick Pierce Securities, Inc. (“Kendrick Pierce”) and FPB, we expect to have the first closing and issue shares to purchasers whose subscriptions have been accepted on , 2005, depending upon the volume of sales in the Offering. If needed, additional closings will be held approximately every 15 days thereafter, or sooner.

Information About the Offering	Kendrick Pierce Securities, Inc. 324 South Hyde Park Avenue Tampa, Florida 33606 Telephone: (813) 254-4602

FPB Bancorp, Inc. Attention: David W. Skiles or Nancy E. Aumack 1301 S.E. Port St. Lucie Blvd. Port St. Lucie, Florida 34952 Telephone: (772) 398-1388
Best Efforts Offering	Our executive officers and directors, and Kendrick Pierce will offer the shares on a best efforts basis. This means there is no guarantee that we will be able to sell all or any of the shares offered. We will pay Kendrick Pierce a 6.0% sales commission on sales to investors other than our directors and officers and certain priority investors in certain circumstances. See “Sales Agent.”

Acceptance of Subscriptions	We reserve the right to accept or reject any subscription, in whole or in part.

Subscriptions are Irrevocable	Subscriptions are not revocable. You should not subscribe unless you are certain you wish to acquire shares of our common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial and other data are derived from and should be read with our Consolidated Financial Statements and Notes thereto, beginning on page F-1 and Management’s Discussions and Analysis of Financial Condition and Results of Operations on page 15.

	2004	2003	2002
	(Dollars in thousands, except per share figures)
Income Statement Data
Total interest income	$4,345	$3,393	$3,203
Total interest expense	1,074	993	1,135
Net interest income	3,271	2,400	2,068
Provision for loan losses	380	383	381
Total other income	759	620	264
Total other expense	3,440	2,372	1,825
Earnings before income taxes	210	265	126
Income taxes	87	104	52
Net earnings	123	161	74

Balance Sheet Data
Total assets	94,597	70,055	58,767
Securities	11,371	11,375	6,697
Loans, net	68,794	48,244	41,662
Allowance for loan losses	1,097	852	553
Total deposits	81,936	61,064	50,265
Total equity	7,420	7,372	7,313
Common shares outstanding (in thousands)	819	818	818

Performance Ratios
Return on average assets	.15%	.25%	.14%
Return on average equity	1.67%	2.19%	1.29%
Efficiency ratio	85.36%	78.54%	78.26%
Net interest margin	4.36%	4.22%	4.21%

Asset Quality Ratios
Non-performing assets to total assets	.52%	2.07%	.29%
Allowance for loan losses to total loans (net of LIP)	1.56%	1.73%	1.31%
Net charge-offs (recoveries) to average loans	.23%	.18%	.50%
Allowance for loan losses to non-performing assets	221.17%	58.84%	329.17%

Capital Ratios
Tier 1 Risk-Based Capital Ratio	11.64	11.72	13.12
Total Risk-Based Capital Ratio	12.90	12.98	14.37
Leverage Ratio	7.65	7.66	9.23

Per Common Share
Net earnings per share - basic	$0.15	$0.20	$0.11
Net earnings per share - diluted	$0.15	$0.20	$0.11
Book value at period end	$9.06	$9.01	$8.94
Average common shares outstanding (in thousands):
Basic	818	818	660
Diluted	818	818	660
Dividends per share	$.05	—	—

RISK FACTORS

An investment in our common stock involves risks. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the events contemplated by the risk factors discussed in this prospectus actually impact us, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the trading price of our common stock could decline significantly and you could lose part or all of your investment.

We have incurred a substantial loss since we commenced operations and we may continue to incur losses in the future.

The Bank commenced banking operations on April 26, 1999. From that date through December 31, 2004, we had an accumulated deficit of $503,000, although we did have net income of approximately $123,000 in the year ended December 31, 2004. This deficit is primarily due to initial costs associated with the start-up of the Bank. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” on page 15.

The costs of establishing new branches and the continuing expansion of our banking activities in the Martin and Port St. Lucie markets may result in losses if we are unable to grow the Bank fast enough to offset these costs. If we are unable to successfully grow and manage the Bank, any such losses could reduce the value of your FPB stock.

We may not be able to successfully manage our growth or implement our growth strategies, which may adversely affect our results of operations and financial condition.

A key aspect of our business strategy is to grow deposits and expand our markets. We intend to use the funds raised from this Offering to support this anticipated growth. Our ability to grow depends, in part, upon our ability to attract new deposits and identify attractive loan and investment opportunities.

We may not be able to successfully implement our growth strategy if we are unable to identify attractive markets, locations or opportunities to expand in the future. Our ability to manage our growth successfully also will depend on whether we can maintain capital levels adequate to support our growth and maintain cost controls and asset quality. In addition, we will have to carefully manage our growth to balance our ability to provide the same level of “People Centered” service we currently seek to provide to our customers.

As we implement our growth strategy, we expect to incur increased personnel, occupancy and other operating expenses. If we open new branches, we must absorb those higher expenses while we begin to generate new deposits, and there is a time lag involved in redeploying new deposits into attractively priced loans and other higher yielding earning assets. Consequently, our plans to grow will likely depress our earnings in the short run, even if we efficiently execute our strategy.

We rely heavily on our management team and the unexpected loss of any of those personnel could adversely affect our operations. We depend on our ability to attract and retain key personnel.

We are a customer-focused and relationship-driven organization. We expect our future growth to be driven in a large part by the relationships maintained with our customers by our President and Chief Executive Officer, David W. Skiles, and certain other executive and senior lending officers, including Marge Riley, our Executive Vice President and Chief Operating Officer, Nancy E. Aumack, Senior Vice President and Chief Financial Officer, Stephen J. Krumfolz, Senior Vice President and Senior Lending Officer, Philip Lee Brown, our Senior Vice President and Commercial Lender for the Fort Piece Office, Melissa F. Favorite, our Senior Vice President of Deposit Operations and William V. West, our Senior Vice President and Commercial Lender for the Stuart Office. We have entered into an employment agreement with our President and Chief Executive Officer, Mr. Skiles. The existence of such agreement does not necessarily assure that we will be able to continue to retain his services. The unexpected loss of any of our key employees could have a material adverse effect on our business and possibly result in reduced revenues and earnings. We maintain key man life insurance policies on David W. Skiles, our President and Chief Executive Officer in the amount of $200,000.

The implementation of our business strategy will also require us to continue to attract, hire, motivate and retain skilled personnel to develop new customer relationships as well as new financial products and services. Many experienced banking professionals employed by our competitors are covered by agreements not to compete or solicit their existing customers if they were to leave their current employment. These agreements make the recruitment of these professionals more difficult. The market for these people is competitive, and we cannot assure you that we will be successful in attracting, hiring, motivating or retaining them.

We may incur losses if we are unable to successfully manage interest-rate risk.

Our profitability will depend in substantial part upon the spread between the interest rates earned on investments and loans and interest rates paid on deposits and other interest-bearing liabilities. We may pay above-market rates to attract deposits as we have done in some of our marketing promotions in the past year. Changes in interest rates will affect our operating performance and financial condition in diverse ways. We attempt to minimize our exposure to interest rate risk, but we will be unable to eliminate it. Based on our asset/liability position at December 31, 2004, an unexpected rise in interest rates would positively affect our net interest income in the short-term. Our net interest spread will depend on many factors that are partly or entirely outside our control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally.

If real estate values in our market areas decline, the value of our loan portfolio would be impaired.

A significant portion of our loan portfolio consists of loans secured by commercial real estate located in St. Lucie and Martin County, Florida. Real estate values and real estate markets are generally affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers. Changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature also affect these values. If real estate prices decline in our market area, the value of the real estate collateral securing our loans could be reduced. Such a reduction in the value of our collateral could result in a number of non-performing loans and adversely affect our financial performance.

We are subject to government regulation and monetary policy that could constrain our growth and profitability.

We are subject to extensive federal government supervision and regulations that impose substantial limitations with respect to lending activities, purchases of investment securities, the payment of dividends, and many other aspects of the banking business. Many of these regulations are intended to protect depositors, the public, and the Federal Deposit Insurance Corporation, but not stockholders. Future legislation or government policy could adversely affect the banking industry and our operations. Federal economic and monetary policy may affect our ability to attract deposits, make loans, and achieve our planned operating results.

We could be negatively impacted by changes in interest rates and economic conditions.

Our results of operations may be materially adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates, and the monetary and fiscal policies of the federal government. Our profitability is driven by the spread between the interest rates earned on investments and loans and those paid on deposits and other borrowings.

As with most banking institutions, our net interest spread is affected by general economic conditions and other factors that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities may be affected differently by a given change in interest rates. As a result, an increase or decrease in rates could have a material adverse effect on our net income, capital and liquidity. While we take measures to reduce interest rate risk, these measures may not adequately minimize exposure to interest rate risk.

An inadequate allowance for loan losses would result in reduced earnings.

As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans will not be sufficient to assure full repayment. We evaluate the collectibility of our loan portfolio and provide an allowance for loan losses that we believe is adequate. If our evaluation is incorrect and defaults cause losses exceeding our allowance for loan losses, our earnings could be significantly and adversely affected. Commercial real estate, commercial business and construction lending generally involve higher credit risk than single-family residential lending. Such loans involve larger loan balances to a single borrower or groups of related borrowers. At December 31, 2005, we had balances of $30.8 million in commercial real estate loans, $1.7 million in construction loans and $22.6 million in commercial business loans.

We may not be able to compete with our competitors for larger customers because our lending limits will be lower than theirs.

We are limited in the amount First Peoples Bank can loan to a single borrower. First Peoples Bank’s legal lending limit for secured loans is 25% of capital and surplus. Due to our relatively small size, our lending limit is significantly less than those of many of our competitors. This may adversely affect our ability to establish loan relationships with larger businesses in our target markets.

Our Bank, however, has agreements with several correspondent banks to purchase loan participations in loans we make that exceed our legal lending limit. We are, therefore, generally able to make loans well in excess of our legal lending limit because of these arrangements. Without these arrangements our Bank would not be able to make loans that exceed their individual lending limit.

If adverse economic conditions in our target markets exist for a prolonged period, our financial results could be adversely affected.

Our success will depend in large part on economic conditions in St. Lucie and Martin Counties, Florida. A prolonged economic downturn or recession in these markets could increase our non-performing assets, which would result in operating losses, impaired liquidity and the erosion of capital. A variety of factors could cause such an economic dislocation or recession, including adverse developments in the industries in these counties such as tourism, or natural disasters such as hurricanes, floods or tornadoes or additional terrorist activities such as those our country experienced in September 2001.

A high volume of future sales of our common stock could depress the market price.

After the Offering, the market price of our common stock could be materially and adversely affected by the sale or the availability for sale of shares now held by our existing shareholders. After the Offering, we will have up to 1.6 million shares of common stock outstanding.

All of the shares which will be outstanding after the Offering, including all of the shares sold in the Offering, will be eligible for sale in the open market without restriction, except for shares held by our “affiliates”. At the present time, our directors and executive officers hold an aggregate of 175,097 shares, and have the right to purchase up to 92,384 additional shares through stock options.

Our directors and executive officers and employees have indicated that they will subscribe to purchase at least 125,000 shares in this Offering. Following the Offering, almost all of the shares held by these affiliates will be eligible for sale in the public market subject to compliance with certain volume limitations and other conditions of Rule 144. Sales of a substantial number of shares of our common stock after this Offering could cause our stock price to fall. In addition, the offer to sell or the sale of these shares could impair our ability to raise capital by selling additional stock.

We may need to raise additional capital which could dilute your ownership.

We may need to raise additional capital in the future to support our business, expand our operations, or maintain minimum capital levels required by our bank regulatory agencies. At the present time, we do not expect to sell additional shares of common stock or other equity securities for at least 12 months. However, we may need to sell additional shares after that time in order to support additional expansion. If we do sell additional shares of common stock to raise capital, the sale may dilute your ownership interest and such dilution could be substantial depending upon the number of shares you and other existing shareholders purchase.

Certain provisions of Florida law may discourage or prevent a takeover of our company and result in a lower market price for our common stock.

Florida law, as well as certain federal regulations, contain anti-takeover provisions that apply to us. While these provisions may provide us with flexibility in managing our business, they could discourage potential buyers from seeking to acquire us, even though certain shareholders may wish to participate in such a transaction. These provisions could also adversely affect the market price of our common stock. See “Anti-Takeover Provisions” on page 48 for a discussion of these provisions.

You may have difficulty reselling your shares because our common stock is not actively traded.

We intend to apply for listing on the NASDAQ SmallCap Market. We do not currently have any brokers or other persons who make a market in our common stock. The absence of a public market for our shares may make it difficult for you to resell your shares and is likely to depress the prices which you would receive from any sale of your shares.

Our executive officers and directors will continue to have substantial control over our company after the offering which could delay or prevent a change of control favored by our other shareholders.

Our executive officers and directors, if acting together, would be able to significantly influence all matters requiring approval by our shareholders, including election of directors and the approval of mergers or other business combination transactions. Our executive officers and directors own or have the right to acquire approximately 32.65% of the total number of shares outstanding as of February 11, 2005. Our directors and executive officers are expected to subscribe to purchase additional shares in the Offering.

The interests of these shareholder directors may differ from the interests of other shareholders, and these shareholders, acting together, would be able to influence significantly all matters requiring approval by shareholders. As a result, these shareholders could approve or cause us to take actions of which you disapprove or that may be contrary to your interests and those of other investors.

This is a best efforts offering, and we may not be able to raise all the capital we need to continue to grow our operations.

This is a best efforts Offering which means there is no guarantee that we will be able to sell all or any of the securities offered. There is no minimum number of shares that we must sell to complete the Offering, and we are unable to guarantee that we will be able to sell any shares, although we have received non-binding indications of interest from our directors and executive officers. In the event we are unable to raise sufficient capital from this Offering, it is likely that we will be unable to continue to grow as planned, which may adversely affect future earnings. Regardless of the number of shares that we sell in this Offering, we may need to obtain additional capital in the future so that we can successfully execute our business strategy.

The offering price is not necessarily an indication of the value of our shares.

The Offering price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. Our Board of Directors determined the Offering price after consulting with our Sales Agent, Kendrick Pierce, and considering our historic and expected growth, the prior public sale of our shares and general market conditions, among other factors. Nevertheless, the Offering price bears no relationship to the amount of our assets, book value, shareholders’ equity or other typical criteria of value, and may exceed the fair market value of our shares and the price at which shares may be sold after the Offering. Consequently, you may lose a portion of your investment simply as a result of an inaccurately determined Offering price.

We have broad discretion as to the use of proceeds from the offering. Our failure to effectively apply such proceeds could affect our profits.

We have not allocated the proceeds of the Offering to any specific purpose, and we will have significant flexibility in determining the amounts of net proceeds we will apply to different uses and the timing of such applications. We may utilize the proceeds in a manner that we believe is in our best interest but with which you may not agree and over which you will have no control.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or performance after the Offering. Also when we use any of the words “believes”, “expects”, “anticipates”, “intends”, “may”, or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results, and could cause those results or performances to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

•	Legal and regulatory risks and uncertainties;

•	Economic, political and competitive forces affecting our businesses, our markets, our constituencies or our securities; and

•	The risk that our analyses of these risks and forces could be incorrect, or that the strategies we have developed to deal with them may not succeed.

You should recognize that all forward-looking statements are necessarily speculative and speak only as of the date made. You should also recognize that various risks and uncertainties, such as those described above, could cause actual results for future periods to differ materially. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that any expectations will prove to be correct. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

THE OFFERING

General

Securities Offered. We are offering to sell up to 800,000 shares of our common stock. The Offering is scheduled to close on ________, 2005. We have the right, however, to extend the Offering for up to 60 days.

The purchase price for each share is $____. Except for our employees who may purchase a minimum of 50 shares, individuals wanting to purchase shares in this Offering must purchase a minimum of 300 shares. Furthermore, the Board of Directors may reject any subscription, in whole or in part.

Best Efforts. We and Kendrick Pierce are offering the shares on a best efforts basis, and we are not required to issue any minimum number of shares in the Offering. We will consummate the Offering if any valid subscriptions are received, unless our Board of Directors terminates the Offering entirely. The Board has engaged Kendrick Pierce to serve as the Sales Agent in this Offering.

Procedure for Subscribing for Shares

If you wish to participate in the Offering and invest in the shares, you may do so by completing and signing the stock order form included with this prospectus, and delivering it to us before the expiration date, together with payment in full of the subscription price for all the shares for which you have subscribed. Payment must be payable to “First Peoples Bank as escrow agent for FPB Bancorp, Inc.” and made by:

•	check or bank draft drawn on a U.S. bank;

•	cashier’s check or money order; or

•	funds transferred via wire transfer.

The Offering price will be deemed to have been received only upon:

•	clearance of any uncertified check; or

•	receipt of any certified check or bank draft drawn upon a U.S. bank, any cashier’s check, money order, or wire transfer.

If you wish to pay by uncertified personal check, please note that the funds may take at least five business days to clear. Accordingly, any such payment of the subscription price should be sent in time to ensure that payment is received and clears by the expiration date of the Offering.

The address to which the stock order form and payment of the Offering price should be delivered is:

By Personal Mail or Overnight Delivery:

First Peoples Bank

1301 S.E. Port St. Lucie Boulevard

Port St. Lucie, Florida 34952

Attn: Nancy E. Aumack

If the amount you send with your stock order form is not the exact amount required to purchase the number of shares that you indicate are being subscribed for, or if you do not specify the number of shares to be purchased, then you will be deemed to have subscribed to purchase shares to the full extent of the payment tendered (subject to reduction to the extent necessary to comply with any regulatory limitation or conditions we impose in connection with the Offering).

Failure to include the full subscription price with your subscription may cause us to reject your subscription. The method of delivery of the stock order form and payment of the subscription price will be at your election and risk. If you send your subscription by mail, we recommend that you use registered or express mail, return receipt requested.

We will decide all questions concerning the timeliness, validity, form and eligibility of stock order forms, and our decisions will be final and binding. In our sole discretion, we may waive any defect or irregularity in any subscription, may permit any defect or irregularity to be corrected within such time as we may allow, or may reject any purported subscription. Stock order forms will not be deemed to have been received or accepted until all irregularities have been waived or cured within the allotted time. There is no duty to give a subscriber notice of any defect or irregularity in a stock order form submitted, and no one will incur any liability for failure to give such notice.

Purchase Limitations

We reserve the right to reject any over-subscription or any subscription in the Offering, in whole or in part. Shares will not be issued to any person who, in our opinion, would be required to obtain prior clearance or approval from any state or federal regulatory authority to own or control such securities until such clearance has been obtained. The minimum number of shares any person may purchase in the Offering is 300, with the exception of employees, who may purchase a minimum of 50 shares.

No person will be allowed to purchase, individually or together with associates of, or persons acting in concert with such person, shares of common stock, which when aggregated with current holdings, would result in the individual owning more than 9.9% of the outstanding shares at the conclusion of the Offering.

Under Federal regulations, a rebuttable presumption of concerted action will arise when:

(a)	a person will be presumed to be acting in concert with the members of the person’s immediate family (which includes a person’s spouse, father, mother, step-parent, children, step-children, brothers, step-brothers, sisters, step-sisters and grandchildren; the father, mother, brother, sisters of the person’s spouse; and the spouses of the foregoing);

(b)	in addition, the following persons will be presumed to be acting in concert:

•	a company and any controlling shareholder, partner, trustee, or management official of that company, if both the company and the person own voting securities of FPB;

•	companies under common control;

•	persons that are parties to any agreement, contract, understanding, relationship or other arrangement, whether written or otherwise, regarding the acquisition, voting or transfer of control of voting securities of a bank or bank holding company, other than through a revocable proxy as described in Section 255.42(a)(5) of Regulation Y;

•	persons that have made, or propose to make, a joint filing under Sections 13 or 14 of the Securities Act of 1934 (15 U.S.C. 78m or 78n), and the rules promulgated thereunder by the Securities and Exchange Commission; and

•	a person and any trust for which the person serves as trustee.

Intention of Directors and Executive Officers

Our directors and executive officers have indicated that they intend to subscribe for approximately 125,000 shares in the Offering. These intentions are not commitments and could change based upon individual circumstances at the time of the Offering. Any shares purchased by directors and executive officers are intended to be held for investment.

Transfer Agent

The transfer agent for our common stock is Registrar & Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

CAPITALIZATION

The following table sets forth our current and adjusted capitalization as of December 31, 2004 assuming the sale of the shares offered hereby.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements included elsewhere in this prospectus.

	Actual	As Adjusted
	(In Thousands)
Borrowings	$2,500	$
Stockholders’ equity:
Preferred Stock, $.01 par value, authorized 1,000,000 shares, no shares issued or outstanding	—
Common Stock, $.01 par value, 5,000,000 shares authorized, 819,120 issued and outstanding at December 31, 2004 shares outstanding, as adjusted	8
Additional paid-in capital	7,927
Accumulated deficit	(503)
Accumulated other comprehensive income (loss)	(12)

Total stockholders’ equity	$7,420	$

Total capitalization	$9,920	$

USE OF PROCEEDS

If all of the shares are sold we will receive gross proceeds of $                . If              of those shares are sold through Kendrick Pierce Securities, Inc. (the “Sales Agent”), and the Sales Agent receives a commission of 6% for such sales, then we will pay selling commissions of $            . We further estimate that the other expenses of this Offering will be approximately $            . Accordingly, we anticipate receiving net proceeds of $            . The actual net proceeds will depend upon the number of shares sold, the manner in which they are sold and the actual expenses of this Offering.

All of the net proceeds of this Offering will be used to increase our capital enabling us to support our growth and expansion plans, which may include opening one or more branch offices.

Notwithstanding such expectations, we will have discretion regarding the use of the net proceeds and could therefore consider growth opportunities that would involve their use, such as opportunities to acquire other financial services businesses; however no current specific external expansion opportunities are being considered. Initially, we intend to invest the net proceeds of the Offering in U.S. government agency securities, mortgage backed securities and other investment-grade securities.

We believe that the Offering proceeds, together with all other sources of financing currently available to us, are sufficient to sustain our proposed activities for at least twenty-four months following completion of the Offering.

MARKET PRICES AND DIVIDEND POLICY

There is no established trading market for our common stock. Therefore, there is currently no reliable information available as to trades of our common stock or as to the prices at which common stock has traded. We intend to apply for listing for our common stock on the NASDAQ SmallCap Market.

As of December 31, 2004, there were approximately 761 holders of record of our common stock, excluding shares held in street name.

Dividends. Our Board of Directors will decide from time to time whether to pay dividends after evaluating business and financial results and other factors, such as legal restrictions. We paid a $.05 per share cash dividend in 2004 and a $.07 per share cash dividend in 2005.

The only funds available to us for use in paying future cash dividends may be dividends received from our bank subsidiary. Florida law imposes restrictions on the payment of dividends by Florida-chartered banks. Pursuant to Florida banking statutes, a state-chartered bank may pay dividends only out of its undivided profits and may not declare a cash dividend, unless it has surplus in an amount equal to its paid-in capital stock after payment of the cash dividend unless the bank transfers at least 20% of its income to surplus.

Also, under federal banking law, no cash dividend may be paid if a bank is undercapitalized or insolvent, or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by a bank if it is in default of any deposit insurance assessment due to the Federal Deposit Insurance Corporation. In addition, Florida corporate law precludes any distribution to shareholders, including the payment of a dividend, if, after giving effect to the distribution, the corporation:

•	would not be able to pay its debts as they become due in the usual course of business; or

•	its total assets would be less than the sum of its total liabilities.

Future dividends will be determined by our Board of Directors in light of circumstances existing from time to time, including:

•	Our projected growth;

•	Our financial condition and results of operations;

•	The continued existence of the restrictions described above; and

•	Other factors that the Board of Directors considers relevant.

We can give no assurance as to when, or if, we will pay dividends in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and our results of operations should be read in conjunction with the consolidated financial statements and the related notes thereto, as of December 31, 2004 and 2003, included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

General

FPB is a one-bank holding company incorporated in the State of Florida. Our sole subsidiary, First Peoples Bank, is a Florida state-chartered commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation. We opened for business on April 26, 1999 and provide a variety of banking services to small businesses and individuals in St. Lucie and Martin County, Florida. We currently have three retail banking offices located in Port St. Lucie, Fort Pierce and Stuart, Florida. At December 31, 2004, we had total consolidated assets of $94.6 million and total consolidated stockholders’ equity of $7.4 million. For the year ended December 31, 2004, we had net earnings of $123,000. The results were impacted by an unusually disruptive hurricane season, which interrupted the Bank’s normal operations, as well as, our opening of two new branches.

Management’s Strategy

We are organized as a locally-owned, locally managed community financial institution, owned and managed by people who are actively involved in our market area and are committed to our economic growth and development. With local ownership, management, and directors, we believe that we can be more responsive to the communities that we serve. Local ownership allows faster, more responsive and flexible decision-making which is not available at the majority of the financial institutions in or near our market area which consist of branch offices of large regional holding company banks with headquarters located elsewhere in the United States.

Our principal business is to attract deposits from the general public and to invest those funds in various types of loans and other interest-earning assets. Funds are provided for the operations from the proceeds from the sale of investments, from amortization and repayment of outstanding loans and investments, from net deposit inflow, and from borrowings. Our earnings depend primarily upon the difference between: (1) non-interest income, and the interest and fees we receive from loans, the securities held in our investment portfolio and other investments; and (2) the expenses we incur in connection with obtaining funds for lending (including interest paid on deposits and other borrowings) and expenses relating to day-to-day operations.

To the extent market conditions permit, our strategy is intended to insulate our interest rate gap from adverse changes in interest rates by maintaining spreads through the adjustability of our interest-earning assets and interest-bearing liabilities. Our ability to reduce interest-rate risk in our loan and investment portfolios depends upon a number of factors, many of which are beyond our control, including among others, competition for loans and deposits in our market area and conditions prevailing in the economy.

Our primary sources of funds for loans and for other general business purposes are our capital, deposits and loan repayments. We expect that loan repayments will be relatively stable sources of funds, while deposit inflows and outflows will be significantly influenced by prevailing interest rates, money market rates, and general economic conditions. Generally, short-term borrowings may be used to compensate for reductions in normal sources of funds while longer-term borrowings may be used to support expanded lending activities.

Our customers are primarily individuals, professionals, small and medium-size businesses, and seasonal retirees located predominantly in St. Lucie County and Martin County, Florida. Our offices are currently located in Stuart, Port St. Lucie and Fort Pierce, Florida.

We continually seek to develop new business through an ongoing program of personal calls on both present and potential customers. As a local independent bank, we utilize traditional local advertising media to promote and develop loans and deposits. In addition, all of our directors have worked and lived in or near our market area for a number of years. We believe that these factors, coupled with the past and continued involvement of the directors, officers and staff in various local community activities, will further promote our image as a locally-owned independent institution, which we believe is an important factor to our targeted customer base.

Critical Accounting Policies

Our financial condition and results of operations are sensitive to accounting measurements and estimates of matters that are inherently uncertain. When applying accounting policies in areas that are subjective in nature, we must use our best judgment to arrive at the carrying value of certain assets. The most critical accounting policy we apply is related to the valuation of the loan portfolio.

A variety of estimates impact the carrying value of the loan portfolio including the calculation of the allowance for loan losses, valuation of underlying collateral, the timing of loan charge-offs and the amount and amortization of loan fees and deferred origination costs.

Establishing allowance for loan losses requires the most difficult and subjective judgment of all. The allowance is established and maintained at a level we believe is adequate to cover losses resulting from the inability of borrowers to make required payments on loans. Estimates for loan losses are arrived at by analyzing risks associated with specific loans and with the entire loan portfolio, current trends in delinquencies and charge-offs, the views of our regulators, changes in the size and composition of the loan portfolio and peer comparisons. The analysis also requires consideration of both the local and national economic climate and direction, and changes in the interest rate environment, which may impact a borrower’s ability to pay, legislation impacting the banking industry and economic conditions specific to the bank’s service area. Because the calculation of the allowance for loan losses relies on our estimates and judgments relating to inherently uncertain events, results may differ from our estimates.

The allowance for loan losses is also discussed as part of “Results of Operations” and in Note 3 to the consolidated financial statements. The significant accounting policies are discussed in Note 1 to the consolidated financial statements.

Regulation and Legislation

As a bank holding company, we are regulated by the Board of Governor’s of the Federal Reserve System. As a Florida state-chartered commercial bank, we are subject to extensive regulation by the Florida Office of Financial Regulation, Department of Financial Services (the “Department”), and the Federal Deposit Insurance Corporation (“FDIC”). We file reports with the Department and the FDIC concerning our activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Department and the FDIC to monitor our compliance with the various regulatory requirements.

Credit Risk

Our primary business is making business and consumer loans. That activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond our control. While underwriting guidelines have been instituted and credit review procedures have been put in place to protect us from avoidable credit losses, some losses will inevitably occur. At December 31, 2004, we had nonperforming loans of $496,000 or .71% of total loans.

Allowance for Loan Losses

The following table presents information regarding our total allowance for loan losses as well as the allocation of such amounts to the various categories of loans at December 31, (dollars in thousands):

	2004		2003		2002
	Amount	Loans to Total Loans	Amount	Loans to Total Loans	Amount	Loans to Total Loans
Commercial	$468	32.27%	$281	34.93%	$243	37.15%
Commercial real estate	312	43.90	313	33.59	144	30.52
Construction	36	2.47	26	5.35	—	3.55
Consumer	255	21.10	228	24.68	161	26.38
Residential real estate	26.26		4	1.45	5	2.40

Total allowance for loan losses	$1,097	100.00%	$852	100.00%	$553	100.00%

The allowance for loan losses as a percentage of total loans outstanding		1.56%		1.73%		1.31%

Loan Portfolio

The following table sets forth the composition of our loan portfolio at December 31, (dollars in thousands):

	2004		2003		2002
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial	$22,640	32.27%	$17,202	34.93%	$15,698	37.15%
Commercial real estate	30,803	43.90	16,542	33.59	12,899	30.52
Construction	1,731	2.47	2,635	5.35	1,499	3.55
Consumer	14,803	21.10	12,160	24.68	11,145	26.38
Residential real estate	181.26		714	1.45	1,013	2.40

	70,158	100.00%	49,253	100.00%	42,254	100.00%

Less:
Deferred loan costs and fees, net	(267)		(157)		(39)
Allowance for loan losses	(1,097)		(852)		(553)

Loans, net	$68,794		$48,244		$41,662

The following table sets forth certain information on nonaccrual loans and foreclosed assets, the ratio of such loans and other real estate owned to total assets as of the dates indicated, and certain other related information (dollars in thousands):

	At December 31,
	2004	2003	2002
Non-accrual loans:
Real estate loans	$465	$—	$—
Consumer loans	1	—	47
Commercial and all other loans	30	1,448	121

Total non-accrual loans	496	1,448	168

Accruing loans over 90 days delinquent:
Real estate loans	—	—	—
Consumer loans	—	—	—
Commercial and all other loans	—	—	—

Total accrual loans over 90 days delinquent	—	—	—

Total nonperforming loans	496	1,448	168

Foreclosed assets	—	—	—

Total non-performing loans and foreclosed assets	$496	$1,448	$168

Total nonperforming loans as a percentage of total loans	.71%	2.94%	.40%

Total nonperforming loans as a percentage of total assets	.52%	2.07%	.29%

Total nonperforming loans and real estate owned as a percentage of total assets	.52%	2.07%	.29%

Allowance for Credit Losses.

In originating loans, we recognize that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, and, in the case of a collateralized loan, the quality of the collateral for the loan as well as general economic conditions. It is management’s policy to maintain an adequate allowance for loan losses based on, among other things, management’s loan loss experience, evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. We consider several factors in determining the allowances, including charge-off history, the relatively low level of nonperforming assets, and the value of the underlying collateral.

The calculation of the allowance for loan losses is divided into two primary allocation groups: (1) specific allocation loans; and (2) all other passing grade loans. For specific allocation loans, we have determined an allowance amount to set aside which we believe is sufficient to cover any potential collateral shortfall. Problem loans are identified by, loan officer by our loan review process, or by our Bank’s loan committee, or by the Bank’s regulatory examiners. Those loans identified as problem loans are assigned a risk grade. Loans graded as “special mention” are multiplied by an inherent loss factor of 5%. Loans graded as “substandard” are generally multiplied by a loss factor of 15%, loans graded as “doubtful” are generally multiplied by a loss factor of 50% and loans graded as “loss” are multiplied by a loss factor of 100%. In addition to the 15% and 50% on substandard and doubtful loans, the loans are individually reviewed for any additional allowance that may be necessary. All other loans, graded as “pass” are multiplied by an historical experience factor to determine the appropriate level of the allowance for loan losses.

We actively monitor our asset quality and to charge-off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary. Although we believe we use the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations. We consider several factors in determining the allowances, including charge-off history, the relatively low level of nonperforming assets, and the value of the underlying collateral. Furthermore, nonperforming loans at December 31, 2004, decreased to .71% of total loans, compared to 2.94% at December 31, 2003. The significant increase in problem loan assets during fiscal year 2003 was primarily due to the business closure and multiple loan default by a single commercial loan relationship. The borrower has been in business for 27 years and was a significant loan customer of First Peoples Bank since 1999. The borrower performed as agreed until a major illness and an economic downturn in the printing industry resulted in a business bankruptcy in 2003. The majority of the debt was secured by mortgages on two separate parcels of real estate, however the debt was also secured by several large pieces of printing equipment and other business assets. After a significant period of inventorying and cataloging of all assets, the company was entirely liquidated at auction during fiscal year 2004. During 2004, our allowance increased by $245,000, or 28.76%, and totaled $1,097,000 at December 31, 2004. Additional allowance was made to cover the loan growth of approximately 42.4% in 2004 and a specific allowance for one commercial loan which was impaired at December 31, 2004. We believe that the allowance for loan losses was adequate at December 31, 2004.

The following table sets forth information with respect to activity in our allowance for loan losses during the years indicated (dollars in thousands):

	Year Ended December 31,
	2004	2003	2002
Allowance at beginning of year	$852	$553	$359

Charge-offs:
Real estate loans	—	—	—
Consumer loans	36	71	22
Commercial and all other loans	111	19	166

Total charge-offs	147	90	188

Recoveries:
Real estate loans	—	—	—
Consumer loans	3	5	1
Commercial and all other loans	9	1	—

Total recoveries	12	6	1

Provision for loan losses charged to operations	380	383	381

Allowance at end of year	$1,097	$852	$553

Ratio of net charge-offs during the year to average loans outstanding during the year	.23%	.18%	.50%

Allowance for loan losses as a percentage of total at end of year loans	1.56%	1.73%	1.31%

Allowance for loan losses as a percentage of nonperforming loans	221.17%	58.84%	329.17%

Capital Resources and Liquidity

In managing liquidity, our objective is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise. Our primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operations, and cash flows generated by investments. External sources of funds include increases in deposits and advances from the FHLB. We also have “Fed Funds” lines of credit extended by our correspondent banks to utilize for overnight cash flow needs. Our liquidity is expected to increase due to the net proceeds of this Offering.

Our management team monitors our liquidity position on an on-going basis and reports regularly to our Board of Directors the level of liquidity compared to minimum levels established by Board policy. As of December 31, 2004, our level of liquidity was within the established guidelines of Board policy.

We are subject to various regulatory capital adequacy requirements promulgated by each of the FDIC and the Department. Failure to meet minimum capital requirements can result in certain mandatory and, possibly, additional discretionary actions by federal and state regulators that, if undertaken, could have a direct material effect on our financial condition and results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.

Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital to risk weighted assets and Tier 1 capital to average assets. As of December 31, 2004, we exceeded all applicable capital adequacy requirements. See “Regulation and Supervision - Capital Requirements.”

As of December 31, 2004, our actual and required minimum capital ratios were as follows (dollars in thousands):

	Actual		For Capital Adequacy Purposes:		Minimum To be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	%	Amount	%	Amount	%
As of December 31, 2004:
Total Capital to Risk-Weighted Assets	$7,950	12.90%	$4,930	8.00%	$6,131	10.00%
Tier I Capital to Risk-Weighted Assets	7,176	11.64	2,465	4.00	3,698	6.00
Tier I Capital to Total Assets	7,176	7.65	3,754	4.00	4,692	5.00

Our primary source of cash during the year ended December 31, 2004, was from the proceeds from net deposit inflows of $20.9 million. Cash was used primarily to purchase securities and to originate loans. At December 31, 2004, we had outstanding commitments to originate loans totaling $15.0 million, available lines of credit of $7.4 million, and standby letters of credit of $332,000.

Investment Activities

Our securities portfolio is managed by our Funds Management Committee in accordance with a written investment policy of the Board of Directors that addresses strategies, types and levels of permitted investments. At December 31, 2004, our securities portfolio equaled $11.4 million, or 12% of total assets. Our investment portfolio is comprised of agency securities and mortgage-backed securities.

We classify securities as either available for sale or held to maturity based upon our intent and ability to hold such securities. Securities available for sale include debt and equity securities that are held for an indefinite period of time and are not intended to be held to maturity. Securities available for sale include securities that we intend to use as part of our overall asset/liability management strategy and that may be sold in response to changes in interest rates and resultant prepayment risk and other factors related thereto.

Securities available for sale are carried at fair value, and unrealized gains and losses (net of related tax effects) on such securities are excluded from earnings but are included in stockholders’ equity. Upon realization, such gains and losses will be included in our earnings. Investment securities and mortgage-backed securities, other than those designated as available for sale are comprised of debt securities that we have the affirmative intent and ability to hold to maturity. Securities held to maturity are carried at cost, and are adjusted for amortization of premiums and accretion of discounts over the estimated lives of the securities.

The amortized cost and fair value of securities as of December 31, 2004 are shown below (dollars in thousands).

	Available for Sale
	Amortized Cost	Fair Value
U.S. Government agency securities	$5,489	$5,518
Mortgaged-backed securities	2,775	2,767

Total securities available for sale	$8,264	$8,285

Securities.

The following table sets forth the carrying value of our securities portfolio at December 31 (in thousands):

	2004	2003
Securities available for sale:
U.S. Government agency securities	$6,467	$5,518
Mortgage-backed securities	1,870	2,767

	8,337	8,285

Securities held to maturity:
U.S. Government agency securities	2,994	2,989
Mortgage-backed securities	40	101

	3,034	3,090

Total	$11,371	$11,375

The following table sets forth, by maturity distribution, certain information pertaining to the securities portfolio as follows (dollars in thousands):

	Due in One Year or Less		From One Year to Five Years		From Five Years to Ten Years		Total
	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield
December 31, 2004:
U.S. Government agency securities	$3,473	2.01%	$4,982	2.63%	$1,006	5.00%	$9,461	2.69%

Mortgage-backed securities							1,910	3.60

Total							$11,371	2.84%

December 31, 2003:
U.S. Government agency securities	$—	—%	$7,489	2.88%	$1,018	5.00%	$8,507	3.13%

Mortgage-backed securities							2,868	5.01

Total							$11,375	3.59%

Regulatory Capital Requirements

Under FDIC regulations, we are required to meet certain minimum regulatory capital requirements. This is not a valuation allowance and has not been created by charges against earnings. It represents a restriction on stockholders’ equity.

Quantitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios of total and Tier I capital, as defined in the regulations, to risk-weighted assets, also as defined in the regulations, and of Tier I capital to average assets. We believe, as of December 31, 2004, that we met all capital adequacy requirements to which we are subject. See Note 15 to our consolidated financial statements for the actual capital amounts and ratios.

Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. We do not engage in securities trading or hedging activities and do not invest in interest-rate derivatives or enter into interest rate swaps. Our market risk arises primarily from interest-rate risk inherent in our loan and deposit-taking activities. To that end, we actively monitor and manage our interest-rate risk exposure. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 7 of Notes to Consolidated Financial Statements.

The primary objective in managing interest-rate risk is to maximize earnings and minimize the potential adverse impact of changes in interest rates on our net interest income and capital, while adjusting our asset-liability structure to obtain the maximum yield-cost spread on that structure. We rely primarily on our asset-liability structure to manage interest-rate risk. However, a sudden and substantial increase in interest rates may adversely impact our earnings, to the extent that the interest-earning assets and interest-bearing liabilities do not change at the same speed, to the same extent, or on the same basis.

Asset and Liability Structure

Our asset and liability management program establishes and implements various internal asset-liability decision processes, as well as communications and control procedures to aid us in managing our earnings. We believe that these processes and procedures provide us with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines which should result in tighter controls and less exposure to interest-rate risk.

The matching of assets and liabilities may be accomplished in part by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as the amount of rate sensitive assets less the amount of rate sensitive liabilities divided by total assets. A gap is considered positive when the amount of interest-rate sensitive assets exceeds interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the results of operations, we continue to monitor asset and liability management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: emphasizing the origination of adjustable-rate loans; maintaining a stable core deposit base; and maintaining a significant portion of liquid assets consisting primarily of cash and short-term securities.

The following table sets forth certain information relating to interest-earning assets and interest-bearing liabilities at December 31, 2004, that are estimated to mature or are scheduled to reprice within the period shown (dollars in thousands):

	One Year or Less	More than One Year and Less Than Five Years	More than Five Years and Less than Fifteen Years	Over Fifteen Years	Total
Mortgage and commercial loans (1):
Commercial	$16,778	$5,862	$—	$—	$22,640
Commercial real estate	18,637	12,166	—	—	30,803
Construction	1,093	638	—	—	1,731
Consumer	2,899	10,390	1,514	—	14,803
Residential mortgage	—	148	33	—	181

Total loans	39,407	29,204	1,547	—	70,158
Interest-bearing deposits with banks	55	—	—	—	55
Federal funds sold	7,656	—	—	—	7,656
Securities (2)	3,726	4,982	2,916	—	11,624

Total rate-sensitive assets	50,844	34,186	4,463	—	89,493

Deposit accounts (3):
Money market deposits	$19,515	$—	$—	$—	$19,515
NOW deposits	2,891	—	—	—	2,891
Savings deposits	7,872	—	—	—	7,872
Certificates of deposit	19,927	11,163	—	—	31,090

Total deposit accounts	50,205	11,163	—	—	61,368
Federal Home Loan Bank advance	—	2,500	—	—	2,500

Total rate-sensitive liabilities	50,205	13,663	—	—	63,868

GAP (repricing differences)	$639	$20,523	$4,463	$—	$25,625

Cumulative GAP	$639	$21,162	$25,625	$25,625

Cumulative GAP/total assets	.68%	22.37%	27.09%	27.09%

(1)	In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.

(2)	Securities are scheduled through the maturity dates and include Federal Home Loan Bank stock.

(3)	Money-market, NOW, and savings deposits are regarded as readily accessible withdrawable accounts. All other time deposits are scheduled through the maturity dates.

The following table reflects the contractual principal repayments by period of the loan portfolio at December 31, 2004 (in thousands):

Years Ending December 31,	Commercial Loans	Commercial Real Estate Loans	Residential Mortgage Loans	Consumer Loans	Construction Loans
2005	$7,171	$9,009	$67	$5,443	$1,512
2006	2,888	4,297	44	3,397	219
2007	2,089	3,304	28	2,447	—
2008-2009	2,900	4,277	28	2,429	—
2010-2011	1,450	1,955	7	487	—
2012 & beyond	6,142	7,961	7	600	—

Total	$22,640	$30,803	$181	$14,803	$1,731

Of the $46.9 million of loans due after 2005, 35.18% of such loans have fixed interest rates and 64.82% have adjustable interest rates.

The following table sets forth total loans originated and repaid during the period ended December 31 (in thousands):

	2004	2003
Originations:
Commercial loans	$9,330	$19,429
Commercial real estate loans	23,357	5,888
Residential mortgage loans	—	97
Consumer loans	10,432	6,564
Construction loans	2,905	4,544

Total loans originated	46,024	36,522
Principal reductions and participations sold	(25,119)	(29,523)

Increase in total loans	$20,905	$6,999

Deposit Activities and Other Sources of Funds

Deposits are the major source of funds for our lending and investment activities. In addition, we also generate funds from loan principal repayments and prepayments, and from the maturities and cash flow of investment securities. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money-market conditions. Borrowings from the Federal Home Loan Bank of Atlanta (the “FHLB”) may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, or for long-term funding purposes. We have “Fed Funds” lines of credit extended by our correspondent banks to utilize for overnight cash flow needs. We have no other borrowing arrangements.

Deposit instruments include NOW accounts, demand deposit accounts, money-market accounts, statement savings accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance deposit, early withdrawal penalties and interest rate. We review our deposit mix and pricing on a frequent basis.

We believe that we are competitive in the type of accounts and interest rates we offer on our deposit products. We determine deposit interest rates based on a number of conditions, including rates paid by competitors, rates on U.S. Treasury securities, rates offered on various FHLB advance programs, and the deposit growth rate we are seeking to achieve.

We may use premiums to attract new deposit accounts. Such premiums would be reflected in an increase in our advertising and promotion expense, as well as our cost of funds. We also actively solicit business checking accounts and individual retirement accounts.

The following table shows the distribution of, and certain other information relating to deposit accounts by type (dollars in thousands):

	At December 31,
	2004		2003
	Amount	% of Deposits	Amount	% of Deposits
Demand deposits	$20,568	25.10%	$11,371	18.62%
Money-market deposits	19,515	23.82	17,152	28.09
NOW deposits	2,891	3.53	2,155	3.53
Savings deposits	7,872	9.61	5,302	8.68

Subtotal	50,846	62.06	35,980	58.92

Certificate of deposits:
0% - 0.99%	244.30		826	1.35
1.00% - 1.99%	3,628	4.43	3,655	5.98
2.00% - 2.99%	20,140	24.58	14,372	23.54
3.00% - 3.99%	5,153	6.29	4,425	7.25
4.00% - 4.99%	1,674	2.04	1,568	2.57
5.00% - 5.99%	235	0.28	223	0.37
6.00% - 6.99%	16	0.02	15	0.02

Total certificates of deposit (1)	31,090	37.94	25,084	41.08

Total deposits	$81,936	100.00%	$61,064	100.00%

(1)	Included individual retirement accounts (“IRAs”) totaling $1,924,000 and $1,407,000 at December 31, 2004 and 2003, all of which are in the form of certificates of deposit.

The following table presents by various interest rate categories the amounts of certificates of deposit at December 31, 2004, which mature during the periods indicated (in thousands):

	Year Ending December 31,
	2005	2006	2007	2008	2009	Total
0% - 0.99%	$244	$—	$—	$—	$—	$244
1.00% - 1.99%	3,444	184	—	—	—	3,628
2.00% - 2.99%	14,962	4,259	773	146	—	20,140
3.00% - 3.99%	1,060	2,180	803	759	351	5,153
4.00% - 4.99%	83	62	929	—	600	1,674
5.00% - 5.99%	118	—	117	—	—	235
6.00% - 6.99%	16	—	—	—	—	16

Total certificates of deposit	$19,927	$6,685	$2,622	$905	$951	$31,090

Jumbo certificates ($100,000 and over) mature as follows (in thousands):

	December 31,
	2004	2003
Due three months or less	$3,010	$602
Due over three months to six months	435	1,266
Due over six months to one year	4,781	5,668
Due over one year to five years	5,234	4,054

	$13,460	$11,590

Interest Rate Sensitivity

Our operating results depend primarily on our net interest income, which is the difference between interest income on interest–earning assets and interest expense on interest–bearing liabilities, consisting primarily of deposits. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest–bearing liabilities (“interest-rate spread”) and the relative amounts of interest–earning assets and interest–bearing liabilities. Our interest-rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. In addition, our net earnings are also affected by the level of nonperforming loans and foreclosed real estate, as well as the level of our non-interest income, and our non-interest expenses, such as salaries and employee benefits, occupancy and equipment costs and income taxes.

The following table sets forth, for the years indicated, information regarding: (i) the total dollar amount of interest and dividend income from interest-earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest/dividend income; (iv) interest rate spread; (v) net interest margin. Average balances are based on average daily balances (dollars in thousands).

	Year Ended December 31,
	2004			2003
	Average Balance	Interest and Dividends	Average Yield/ Rate	Average Balance	Interest and Dividends	Average Yield/ Rate
Interest-earning assets:
Loans	$59,036	$3,938	6.67%	$45,580	$3,070	6.74%
Securities	9,724	303	3.12	8,034	245	3.05
Other interest-earning assets (1)	6,295	104	1.65	3,244	78	2.40

Total interest-earning assets	75,055	4,345	5.79	56,858	3,393	5.97

Noninterest-earning assets	6,339			7,964

Total assets	$81,394			$64,822

Interest-bearing liabilities:
Savings, NOW and money-market deposits	27,297	340	1.25	21,687	319	1.47
Certificates of deposit	27,445	712	2.59	24,322	674	2.77
Other borrowings	1,151	22	1.91	—	—	—

Total interest-bearing liabilities	55,893	1,074	1.92	46,009	993	2.16

Demand deposits	17,238			10,423
Noninterest-bearing liabilities	918			1,040
Stockholders’ equity	7,345			7,350

Total liabilities and stockholders’ equity	$81,394			$64,822

Net interest income		$3,271			$2,400

Interest-rate spread			3.87%			3.81%

Net interest margin (2)			4.36%			4.22%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.34			1.24

(1)	Other interest-earning assets included federal funds sold, Federal Home Loan Bank stock and time deposits.

(2)	Net interest margin is net interest income divided by total average interest-earning assets.

Rate/Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense for the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

Year Ended December 31, 2004 vs. 2003:

	Increase (Decrease) Due to
	Rate	Volume	Rate/ Volume	Total
	(In thousands)
Interest-earning assets:
Loans	$(30)	$906	$(8)	$868
Securities	5	52	1	58
Other interest-earning assets	(24)	73	(23)	26

Total	(49)	1,031	(30)	952

Interest-bearing liabilities:
Deposits:
Savings, money-market and NOW deposits	(49)	83	(13)	21
Certificates of deposit	(43)	86	(5)	38
Other borrowings	—	115	(93)	22

Total	(92)	284	(111)	81

Net change in net interest income	$43	$747	$81	$871

Comparison of Years Ended December 31, 2004 and 2003

General. Net earnings for the year ended December 31, 2004, was $123,000 or $.15 per basic and diluted share compared to net earnings of $161,000 or $.20 per basic and diluted share for the year ended December 31, 2003. This decrease in net operating results was primarily due to an increase in interest expense and noninterest expense, partially offset by an increase in interest income and noninterest income, all as a result of our growth.

Interest Income. Interest income increased to $4.3 million for the year ended December 31, 2004, from $3.4 million for the year ended December 31, 2003. Interest income on loans increased to $3.9 million from $3.1 million due to an increase in the average loan portfolio balance for the year ended December 31, 2004, partially offset by a decrease in the weighted-average yield earned on the portfolio. Interest on securities increased to $303,000 in 2004, from $245,000 in 2003, due to an increase in the average yield in 2004, and an increase in the average portfolio balance. Interest on other interest-earning assets increased to $104,000 primarily due to an increase in the weighted-average portfolio balance.

Interest Expense. Interest expense increased to $1.1 million in 2004 from $993,000 in 2003. Interest expense increased due to growth in average interest-bearing deposits in 2004, despite a decrease in the weighted-average rate paid on deposits.

Provision for Loan Losses. The provision for loan losses was charged to operations to bring the total allowance to a level we deem appropriate and is based upon historical experience, the volume and the type of lending we conduct. In addition, industry standards, the amounts of nonperforming loans, general economic conditions, particularly as they relate to our market area, and other factors related to the collectibility of our loan portfolio were considered. The provision for loan losses decreased to $380,000 in 2004 from $383,000 in 2003. The allowance for loan losses increased to $1.1 million at December 31, 2004 from $852,000 at December 31, 2003. The increase in the allowance was due to the increase in the average loan portfolio during the year and from a specific allowance with respect to one commercial loan that was impaired as of December 31, 2004. Management believes that the allowance for loan losses of $1.1 million is adequate at December 31, 2004.

Noninterest Income. Noninterest income increased to $759,000 in 2004 from $620,000 in 2003. This was primarily a result of increased fees and service charges on deposit accounts in 2004 and gains from the sales of loans in 2004 compared to 2003.

Noninterest Expense. Total noninterest expense increased to $3.4 million for the year ended December 31, 2004, compared to $2.4 million in 2003. This was primarily due to increases in employee compensation and benefits, occupancy and equipment and other expenses, all a result of our overall growth and operating expenses associated with the opening of the Stuart and Fort Pierce offices.

Income Taxes. The income tax provision was $87,000 (an effective rate of 41.4%) for 2004 compared to $104,000 (an effective rate of 39.2%) for 2003.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with U.S. generally accepted accounting principles, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Selected Quarterly Results

Selected quarterly results of operations for the four quarters ended December 31 are as follows (in thousands, except per share amounts):

	2004				2003
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$1,341	$1,107	$967	$930	$878	$858	$839	$818
Interest expense	335	272	231	236	242	246	254	251
Net interest income	1,006	835	736	694	636	612	585	567
Provision for loan losses	55	85	115	125	105	106	89	83
Earnings before income taxes	171	99	39	(99)	18	24	146	77
Net earnings	104	58	25	(64)	8	16	90	47
Basic earnings per common share	.13	.07	.03	(.08)	.01	.02	.11	.06
Diluted earnings per common share	.13	.07	.03	(.08)	.01	.02	.11	.06
Cash dividends declared per common share	.07	—	—	—	.05	—	—	—

Recent Accounting Pronouncements

In December 2003, the American Institute of Certified Public Accountants issued Statement of Position 03-3, “Accounting for Certain Loans and Debt Securities Acquired in a Transfer” (SOP 03-3). SOP 03-3 addresses accounting for differences between contractual cash flows expected to be collected and an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 also prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of SOP 03-3. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. We do not anticipate that the adoption of SOP 03-3 will have a material impact on our consolidated financial condition or results of operations.

In March 2004, the Emerging Issues Task Force reached a consensus on Issue 03-1, “Meaning of Other Than Temporary Impairment” (Issue 03-1). The Task Force reached a consensus on an other-than-temporary impairment model for debt and equity securities accounted for under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and cost method investments, and required certain additional financial statement disclosures. The implementation of the “Other-Than-Temporary Impairment” component of this consensus has been postponed. Management cannot determine the effect of the adoption of this guidance on the Company’s consolidated financial condition or results of operations.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004) “Share Based Payment.” This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, which includes stock options and warrants, based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. Public entities will adopt this Statement using a modified version of prospective application. Under this application, this Statement will apply to new awards and to awards modified, repurchased, or cancelled after the required effective date and to awards not yet vested that exist as of the effective date. This Statement is effective for us as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Management has not yet determined what effect this Statement will have on the 2006 consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets-an Amendment to APB opinion No. 29.” This Statement addresses the measurement of exchanges of non-monetary assets. The Statement is effective for fiscal periods beginning after June 15, 2005. Management believes this Statement will not have a material effect on the consolidated financial statements.

BUSINESS

FPB

FPB was incorporated on September 5, 2001. On December 3, 2001, we acquired all of the issued and outstanding stock of First Peoples Bank in a one-for-one share exchange. As of December 31, 2004, we had total consolidated assets of $94.6 million, and total consolidated stockholders’ equity of $7.4 million.

First Peoples Bank

The Bank commenced banking operations in Port St. Lucie, Florida, on April 26, 1999, as a state-chartered commercial bank. We currently have three retail banking offices located in Port St. Lucie, Stuart and Fort Pierce, Florida. Our Stuart branch office opened for business in December 2003 and our Fort Pierce branch office opened for business in June 2004. Our primary business is attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate loans and to purchase securities.

We offer a broad range of retail and commercial banking services, including various types of deposit accounts and loans for businesses and consumers. As part of our community bank approach, officers are encouraged to actively participate in community activities and organizations.

Operating and Business Strategy

We are organized as a locally-owned, locally managed community financial institution, owned and managed by people who are actively involved in our market area and committed to our economic growth and development. With local ownership, management, and directors, we believe that we can be more responsive to the communities we serve. Local ownership allows faster, more responsive and flexible decision-making which is not generally available at the majority of financial institutions in or near our market area which mainly consist of branch offices of large regional holding company banks with headquarters located elsewhere in the United States.

Our principal business is to attract deposits from the general public and to invest those funds in various types of loans and other interest-earning assets. Funds are provided for the operations from the proceeds from the sale of investments, from amortization and repayment of outstanding loans and investments, from net deposit inflow, and from borrowings. Our earnings depend primarily upon the difference between (1) non-interest income, and the interest and fees we receive from loans, the securities held in our investment portfolio and other investments, and (2) the expenses we incur in connection with obtaining funds for lending (including interest paid on deposits and other borrowings) and expenses relating to day-to-day operations.

To the extent market conditions permit, our strategy is intended to insulate our interest rate gap from adverse changes in interest rates by maintaining spreads through the adjustability of our interest-

earning assets and interest-bearing liabilities. Our ability to reduce interest-rate risk in our loan and investment portfolios depends upon a number of factors, many of which are beyond our control, including among others, competition for loans and deposits in our market area and conditions prevailing in the economy.

Our primary sources of funds for loans and for other general business purposes are our capital, deposits and loan repayments. We expect that loan repayments will be relatively stable sources of funds, while deposit inflows and outflows will be significantly influenced by prevailing interest rates, money market rates, and general economic conditions. Generally, short-term borrowings may be used to compensate for reductions in normal sources of funds while longer-term borrowings may be used to support expanded lending activities.

Our customers are primarily individuals, professionals, small and medium size businesses, and seasonal retirees located predominantly in St. Lucie County and Martin County, Florida. Our offices are currently located in Stuart, Port St. Lucie and Fort Pierce, Florida.

We continually seek to develop new business through an ongoing program of personal calls on both present and potential customers. As a local independent bank, we utilize traditional local advertising media to promote and develop loans and deposits. In addition, all of our directors have worked and lived in or near our market area for a number of years. We believe that these factors, coupled with the past and continued involvement of the directors, officers and staff in various local community activities, will further promote our image as a locally-owned independent institution, which we believe is an important factor to our targeted customer base.

Personalized Products and Service. We strive to provide innovative financial products and high service levels, and to maintain strong customer relationships. We seek customers who prefer to conduct business with a locally owned and managed financial institution.

Local Management and Community Focus. We approach banking with a community focus, emphasizing local management and local decision-making. Our main office is located in one of the primary business districts of Port St. Lucie on Port St. Lucie Boulevard. Most of the executive officers and directors are long-time residents of the Port St. Lucie area, and all management decisions are made within our market area.

Dedicated Employees. We believe that the key to our success lies with our employees, because it is through our employees that we are able to provide our banking customers with a very high level of service and attention. To this end, we seek to hire well qualified banking professionals who are committed to providing a superior level of banking service and are willing to accept a significant degree of responsibility. Each employee focuses on the individual customer’s needs and strives, to deliver the specific products and services that are best suited to achieve the customer’s financial goals.

Internal Growth and Branch Expansion. Our first branch office opened in December of 2003 at 715 Colorado Avenue in Stuart, Florida, in a 6,100 square foot leased facility. This facility houses our Operations Center, as well as branch staff.

Our second branch office opened in a two-story branch building at 2500 Virginia Avenue in Fort Pierce, Florida. The bank occupies 3,733 square feet on the first floor, as well as 649 square feet on the second floor. We are leasing 4,376 square feet on the second floor to unaffiliated parties.

We have established a courier program which consists of four persons. This program enables us to service commercial deposit and loan customers in Martin County and St. Lucie County who are not in close proximity to the Bank. This has proven to be a great convenience to our customers, especially the small business owners.

Develop Commercial Loan Relationships. Since our inception, we have been gradually building our loan portfolio mix by purchasing, originating and retaining commercial and commercial real estate loans. We believe that large regional and out-of-state financial institutions have shifted their focus away from lending to small and medium-sized businesses. As part of our lending efforts, we have been developing, within our market, strong commercial loan and deposit relationships with small to medium-sized businesses which tend to value personalized service and attention to their specific borrowing needs. Timely decisions and prompt, courteous service is very important and we believe this will foster long-term, quality loan and deposit relationships. In addition, we are very active in the Small Business Administration lending program earning our Preferred Lender Status in 2002.

Residential Loans. In order to be a full service bank, we engage in residential lending activities which include the origination of residential mortgage loans. Our strategy is to sell, to the extent practical, all of our fixed- rate residential mortgage loan originations and a large portion of our adjustable-rate loans. The sale of mortgage loans in the secondary market provides additional non-interest income, including mortgage loan origination fees and gains on the sale of mortgage loans.

Maintain Strong Credit Quality. We place a great deal of emphasis on maintaining strong asset quality. The asset quality we are experiencing to date is principally due to our strict underwriting criteria, the relationship of our senior officers and directors to our customers and their knowledge of the demographics and needs of our local community.

Primary Market Areas

We are the only financial institution headquartered in Port St. Lucie, Florida. Our geographic market area encompasses Martin County and St. Lucie County, Florida. St. Lucie and Martin Counties have a total combined year-round adult population of approximately 354,000; during the winter season the population increases by approximately 20%. From 2000 to 2004, the population of St. Lucie County grew at a compound annual rate of 11.11%, while Martin County grew by 25.6%.

Land development in the market area is primarily residential in nature and large tracts of land remain available for residential development. The market area is well connected to and easily accessible from other east coast communities and is served by Amtrak train service, Florida’s Turnpike and Interstate 95.

St. Lucie West is home to the spring training facility for the New York Mets, the Florida champion St. Lucie Mets and the PGA training center, one of the best golf training centers in the world.

Port St. Lucie is home to one of two family-oriented Club Med’s in the world. Major employers include St. Lucie County, Liberty Medical, Indian River Community College, Walmart, QVC and Florida Power and Light Company.

In Martin County, there are over 200 manufacturing businesses, including those in the marine industry and agricultural industry, as well as, construction, government, retail, medical and other service-type businesses.

Competition

Competition for deposits and loans is intense among financial institutions in Florida and particularly in areas of high population concentrations such as St. Lucie County and Martin County. Our competitors include institutions such as Riverside National Bank of Florida, Bank of America, SunTrust, Wachovia Bank, First National Bank and Trust of the Treasure Coast, Harbor Federal Savings Bank, Gulfstream Business Bank, other commercial banks, savings banks, and credit unions. Additional competition for deposits comes from government securities, money-market funds, mutual fund and securities brokerage firms. Many of these competitors have substantially greater resources, higher lending limits, larger branch networks and are able to offer a broader range of products and services than we are able to offer.

The primary factors in competing for deposits are interest rates, the range of financial services offered, convenience of office locations, and the flexibility of office hours. The primary factors in competing for loans include interest rates, loan fees, flexible terms, and timely loan decisions. We compete for deposits by offering a variety of deposit programs geared to our potential customers. By developing strong ties in the local community and providing a high quality of personal banking services to families, professionals, retirees, and owner-operated businesses with an emphasis on flexibility and timely responses to customer demands, we believe that we can successfully compete in our market for deposits.

With respect to loans, we have targeted small to medium-sized businesses as our customer base because we believe that the large out-of-state financial institutions continue to shift the focus away from these business opportunities. We also originate and sell residential loans by offering various adjustable-rate and fixed-rate mortgage loan products.

Geographic deregulation has also had a material impact on the financial industry. Federally-chartered savings institutions have interstate banking authority. As for commercial banks, to date, all but three states have enacted some form of interstate banking legislation. The most common form of interstate banking statutes have either regional limitations or reciprocity requirements. A growing number of states, however, now provide for unrestricted entry. A bank holding company is now permitted to acquire existing banks across state lines and may consolidate its interstate subsidiary banks into branches and merge with a bank in another state, depending upon state laws. Florida has removed most of the barriers to interstate banking.

Loan Activities

General. Our primary business emphasis is on making commercial business, commercial real estate and consumer loans. As of December 31, 2004, the net loan portfolio totaled $68.8 million, or 73% of total assets.

Loan Underwriting. Loan activities are subject to underwriting standards and loan origination procedures prescribed by the board of directors and management. Loan applications are obtained to determine the borrower’s ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. Our loan policy for real estate loans generally requires that collateral be appraised by an independent, outside appraiser approved by the board of directors.

General Loan Policies. Loans are approved at various management levels up to and including the board of directors, depending on the amount of the loan. Loan approvals are made in accordance with delegated authority approved by the board of directors. Generally loans less than $50,000 are approved by certain authorized officers. The President has individual loan authority up to $150,000. Loans between $150,000 and $350,000 are approved by an officer’s loan committee, and loans between $350,000 and $600,000 are approved by a directors’ loan committee. All loans over $600,000 require approval by the board of directors.

For real estate loans, our policy is to have a valid mortgage lien on real estate securing a loan and to obtain a title insurance policy, which insures the validity and priority of the lien. Borrowers must also obtain hazard insurance policies prior to closing, and when the property is in a flood prone area, flood insurance is required.

We are permitted to lend up to 100% of the appraised value of the real property securing a mortgage loan. However, if the amount of a conventional, residential loan (including a construction loan or a combination construction and permanent loan) originated or refinanced exceeds 80% of the appraised value or of the purchase price, whichever is less, we are required by federal regulations to obtain private mortgage insurance on that portion of the principal amount of the loan that exceeds 80% of the value of the property. We will originate single-family residential mortgage loans with up to a 90% loan-to-value ratio if the required private mortgage insurance is obtained. Loans over 90% loan-to-value ratio are limited to special community support programs or one of the FHA, VA, or Farmers Home Administration guarantee or insurance programs. The loan-to-value ratio on a home secured by a junior lien generally does not exceed 90%, including the amount of the first mortgage, of the collateral. With respect to home loans granted for construction or combination construction/permanent financing, we will lend up to 80% of the appraised value of the property on an “as completed” basis. The loan-to-value ratio on multi-family residential and commercial real estate loans is generally limited to 80% of value. Consumer loans are considered to be loans to natural persons for personal, family or household purposes, and these loans may be unsecured, secured by personal property or secured by liens on real estate which, when aggregated with prior liens, equals or exceeds the appraised value of the collateral property.

The maximum amount which we could have loaned to one borrower and the borrower’s related entities as of December 31, 2004, was approximately $1.8 million on a secured basis. Our largest loan to a single borrower is a $1.1 million loan secured by a first mortgage on a marina consisting of two retail stores, 16 residential units and boat slips, which were made prior to December 31, 2004.

Interest rates charged on loans are affected principally by competitive factors, the demand for such loans and the supply of funds available for lending purposes. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and government budgetary matters.

Commercial Real Estate Loans. Commercial real estate loans are secured primarily by office, medical and retail business properties located in St. Lucie and Martin Counties. These types of loans amounted to $30.8 million or 44% of the total loan portfolio as of December 31, 2004. Commercial real estate loans may be amortized for up to 25 years, but frequently mature in three to six years.

Commercial and multi-family real estate loans are originated with a loan-to-value ratio generally not exceeding 80%. Loans secured by this type of collateral will continue to be a part of our future loan program. Commercial and multi-family real estate loans are generally larger and involve a greater degree of risk than residential mortgage loans. Because payments on loans secured by commercial property depend to a large degree on results of operations and management of the properties, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. At December 31, 2004, the largest commercial and multi-family real estate loan was approximately $1.1 million secured by a first mortgage on a marina consisting of two retail stores, 16 residential units and boat slips. The loan is current.

Commercial Loans. Commercial loans are business loans that are not secured by real estate and are dependent on business cash flows for repayment. At December 31, 2004, the largest commercial loan not secured by real estate was $481,000 secured by a ship’s mortgage on a charter vessel. While we have made Small Business Administration loans, we generally will underwrite commercial loans for our own portfolio utilizing other sources of collateral and a maximum of 80% loan to value. The majority of our commercial loans are adjustable-rate loans with adjustment periods ranging from daily to 5 years. As of December 31, 2004, we had $22.6 million in commercial loans, which was 32% of the total loan portfolio.

Residential Loans. We currently originate fixed-rate residential mortgage loans and adjustable-rate mortgage loans for terms of up to 30 years. As of December 31, 2004, $181,000 or less than 1% of our total loan portfolio consisted of one-to-four family residential real estate loans. As of such date, all of these loans were adjustable-rate mortgage loans.

The residential adjustable-rate mortgage loans currently being offered have interest rates that are fixed for a period of one, three or five years and then after the initial period the interest rate is adjusted annually based upon an index such as the yield on treasury securities adjusted to a one-year maturity, plus a margin. Most of our adjustable-rate mortgage loans limit the amount of any increase or decrease in the interest rate at each adjustment and over the life of the loan. Typical limitations are 2% for each adjustment with a limit of 6% over the life of the loan. We may offer adjustable-rate mortgage loans with different annual and life-of-loan interest change limits, shorter or longer adjustment periods and different base indices as may be appropriate to meet market demands, portfolio needs, and our interest-rate risk management goals. While the initial rate on adjustable-rate mortgage loans may be below a fully indexed rate, the loan is always underwritten based on the borrower’s ability to pay at the interest rate which would be in effect after adjustment of the loan. Some adjustable-rate mortgage loans include features that allow the borrower, under special conditions, to convert the loan to a fixed rate at the then prevailing market rates.

Adjustable-rate mortgage loans reduce our risk of changes in interest rates, but involve other risks because as interest rates increase, the borrower’s required payments increase, thus increasing the potential for default. Marketability of real estate loans is also affected by the level of interest rates.

Our fixed rate home loans are originated for 30-year amortization terms. Borrowers requesting a term of 15 years or less are usually granted an interest rate slightly lower than is offered for a 30-year amortizing loan. These loans are originated in compliance with documentation and underwriting standards which permit their sale in the secondary market to institutional investors such as Fannie Mae. Fixed-rate home loans include a “due on sale” clause, which provides us with the contractual right to declare the loan immediately due and payable in the event the borrower transfers ownership of the property without our consent. The “due on sale” provision is always enforced. We generally sell all fixed rate, 30-year home loans in the secondary market. No such loans are held in our loan portfolio.

Consumer Loans. We make various types of consumer loans, the majority of which are home equity loans, which also include automobile and boat loans. Consumer loans are originated in order to provide a range of financial services to create stronger ties to our customers. The shorter term and normally higher interest rates on such loans help maintain a profitable spread between our average loan yield and our cost of funds. The terms of consumer loans generally range from one to five years and are typically at a fixed rate of interest. Underwriting standards for consumer loans include an assessment of the applicant’s repayment history on other debts and ability to meet existing obligations and payments on the proposed loans. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, to the proposed loan amount. Consumer loans generally involve more credit risks than mortgage loans because of the type and nature of the collateral or absence of collateral. Consumer loan repayments are dependent on the borrower’s continuing financial stability, and are likely to be adversely affected by job loss, divorce and illness. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. In most cases, any repossessed collateral will not provide an adequate source of repayment of the outstanding loan balance. Our belief is that the yields earned on consumer loans are commensurate with the credit risk associated with such loans and, therefore, we intend to continue to increase our investment in these types of loans. As of December 31, 2004, consumer loans amounted to $14.8 million, or 21% of the total loan portfolio.

Income from Loan Activities. Fees are earned in connection with loan commitments and originations, loan modifications, late payments, changes of property ownership and for miscellaneous services related to loans. Income from these activities varies from period to period with the volume and type of loans originated, sold and purchased, which in turn is dependent upon prevailing interest rates and their effect on the demand for loans in our primary service area.

Loan fees typically are charged at the time of loan origination and may be a flat fee or a percentage of the amount of the loan. Under current accounting standards the total amount of such fees cannot typically be recognized as income immediately, rather a portion of the fees are deferred and taken into income over the contractual life of the loan, using a level yield method. If loans are prepaid or refinanced, all remaining deferred fees with respect to such loans are taken into income at that time.

Non-performing Loans and Real Estate Owned. When a borrower fails to make a required payment on a loan, our loan officers attempt to collect the payment by contacting the borrower. If a payment on a loan has not been received by the end of a grace period (usually 10 days from the payment due date), notices are sent at that time, with follow-up contacts made thereafter. In most cases, delinquencies are cured promptly. If the delinquency exceeds 29 days and is not cured through normal collection procedures, more formal measures are instituted to remedy the default, including the commencement of foreclosure proceedings. We will then attempt to negotiate with the delinquent borrower to establish a satisfactory payment schedule.

A loan is generally placed on non-accrual status and ceases accruing interest when loan payment performance is deemed unsatisfactory. All loans past due 90 days, however, are placed on non-accrual status, unless the loan is both well collateralized and in the process of collection. Cash payments received while a loan is classified as non-accrual are recorded as a reduction of principal as long as doubt exists as to collection.

If foreclosure is required, when completed, the property is sold at a public auction in which we will generally participate as a bidder. If we are the successful bidder, the acquired real estate property is then included in the other real estate owned “OREO” account until it is sold. We are permitted under federal regulations to finance sales of real estate owned by “loans to facilitate,” which may involve more favorable interest rates and terms than generally would be granted under normal underwriting guidelines.

At December 31, 2004, we had non-accruing loans which were contractually past due 90 days or more of $496,000 and no troubled debt restructuring. We have never had any real estate owned.

Asset Classification

Commercial banks are required to review, and when appropriate, classify their assets on a regular basis. The FDIC and state banking examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: “substandard,” “doubtful” and “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowance for loan losses for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution’s regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not warrant classification in one of the aforementioned categories, but possess weaknesses, are classified as special mention and are closely monitored. At December 31, 2004, we did not have a material amount of loans classified as substandard, doubtful, or loss.

Provision for Losses on Loans

The provision for loan losses is established through a provision for loan losses charged against income. Loans are charged against the provision when we believe that the collectibility of the principal is unlikely or when an actual loss is incurred. The provision is an estimated amount that we believe will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans and commitments, and current anticipated economic conditions that may affect the borrower’s ability to pay. While we use the best information available to us to recognize losses on loans, future additions to the provision may be necessary based on changes in economic conditions. At December 31, 2004, our total allowance for loan losses was approximately $1.1 million representing 1.56% of total loans.

Personnel

As of December 31, 2004, we had 43 full-time employees and seven part-time employees. The employees are not represented by any collective bargaining group. We believe our relations with our employees to be good.

Employees are covered by a comprehensive employee benefit program which provides for, among other benefits, hospitalization and major medical insurance, short and long-term disability insurance, life insurance, and education assistance. Such employee benefits are considered by management to be generally competitive with employee benefits provided by other major employers in our geographic market area.

Facilities

Our main office is owned and is located at 1301 SE Port St. Lucie Boulevard, Port St. Lucie, Florida 34952. It was purchased in 2002 for approximately $1.1 million. We purchased land in 2001 and built a two-story, 9,600 square foot branch building located at 2500 Virginia Avenue, Fort Pierce, Florida 34981. The entire first floor and 649 square feet of the second floor are occupied by the Bank, and it opened for business in June of 2004. The remaining 4,376 square feet on the second floor is leased to a third party.

Legal Proceedings

From time-to-time, we are involved in litigation arising in the ordinary course of our business, such as claims to collect past due loans. As of the date of this prospectus, we are not engaged in any material legal proceedings.

SUPERVISION AND REGULATION

General

As a one-bank holding company, we are subject to an extensive body of state and federal banking laws and regulations which impose specific requirements and restrictions on virtually all aspects of our operations. We are affected by government monetary policy and by regulatory measures affecting the banking industry in general.

The following is a brief summary of some of the statutes, rules and regulations which affect our operations. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to our business. Any change in applicable laws or regulations may have a material adverse effect on our business.

FPB

We are a bank holding company within the meaning of the Bank Holding Company Act of 1956. As such, we are required to file annual reports and other information with the Federal Reserve regarding our business operations and those of our subsidiary. We are also subject to the supervision of, and to periodic inspections by, the Federal Reserve.

The Bank Holding Company Act generally requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	Acquiring all or substantially all of the assets of a bank;

•	Acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank or bank holding company; or

•	Merging or consolidating with another bank holding company.

The Bank Holding Company Act and the Change in Bank Control Act, together with regulations promulgated by the Federal Reserve, require that, depending on the particular circumstances, either the Federal Reserve’s approval must be obtained or notice must be furnished to the Federal Reserve and not disapproved prior to any person or company, not a bank holding company, acquiring control of a bank holding company, subject to certain exemptions. Control is conclusively presumed to exist when an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25% of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934, or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

Except as authorized by the Bank Holding Company Act and Federal Reserve regulations or order, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any business other than the business of banking or managing and controlling banks. Some of the activities the Federal Reserve has determined by regulation to be proper incidents to the business of banking, and thus permissible for bank holding companies, include:

•	Making or servicing loans and certain types of leases;

•	Engaging in certain insurance and discount brokerage activities;

•	Performing certain data processing services;

•	Acting in certain circumstances as a fiduciary or investment or financial advisor;

•	Providing management consulting services;

•	Owning savings associations; and

•	Making investments in corporations or projects designed primarily to promote community welfare.

In accordance with Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve’s policy, we may be required to provide financial support to the Bank at a time when, absent such Federal Reserve policy, it might not be deemed advisable to provide such assistance. Under the Bank Holding Company Act, the Federal Reserve may also require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve’s determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

First Peoples Bank

As a state-chartered bank, the Bank is subject to the supervision and regulation of the Department and the FDIC. Our deposits are insured by the FDIC for a maximum of $100,000 per depositor. For this protection, we must pay a semi-annual statutory assessment and comply with the rules and regulations of the FDIC. The assessment levied on a bank for deposit insurance varies, depending on the capital position of each bank, and other supervisory factors. Currently, we are subject to the statutory assessment.

Areas regulated and monitored by the bank regulatory authorities include:

•	Security devices and procedures;

•	Adequacy of capitalization and loss reserves;

•	Loans;

•	Investments;

•	Borrowings;

•	Deposits;

•	Mergers;

•	Issuances of securities;

•	Payment of dividends;

•	Establishment of branches;

•	Corporate reorganizations;

•	Transactions with affiliates;

•	Maintenance of books and records; and

•	Adequacy of staff training to carry out safe lending and deposit gathering practices.

Capital Adequacy Requirements

Banks are subject to regulatory capital requirements imposed by the Federal Reserve and the FDIC. Until a bank and its holding company’s assets reach $150 million, the capital adequacy guidelines issued by the Federal Reserve are applied to bank holding companies on a non-consolidated basis, unless the bank holding company is engaged in non-bank activities involving significant leverage, or it has a significant amount of outstanding debt held by the general public. The Department’s and the FDIC’s risk-based capital guidelines apply directly to insured state banks, regardless of whether they are subsidiaries of a bank holding company. Both agencies’ requirements, which are substantially similar, establish minimum capital ratios in relation to assets, both on an aggregate basis as adjusted for credit risks and off balance sheet exposures. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

Capital is then classified into two categories, Tier 1 and Tier 2. Tier 1 capital consists of common and qualifying preferred shareholder’s equity, less goodwill and other adjustments. Tier 2 capital consists of mandatory convertible, subordinated, and other qualifying term debt, preferred stock not qualifying for Tier 1 capital, and a limited amount of allowance for credit losses, up to a designated percentage of risk-weighted assets. Under the risk-based guidelines, financial institutions must maintain a specified minimum ratio of “qualifying” capital to risk-weighted assets. At least 50% of an institution’s qualifying capital must be “core” or “Tier 1” capital, and the balance may be “supplementary” or “Tier 2” capital. In addition, the guidelines require banks to maintain a minimum leverage ratio standard of capital adequacy.

The leverage standard requires top-rated institutions to maintain a minimum Tier 1 leverage capital to assets ratio of 3%. All other institutions are required to maintain a Tier 1 leverage capital ratio of 4% or greater, based upon their particular circumstances and risk profiles.

Federal banking regulators have adopted regulations revising the risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank’s financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank’s capital adequacy, the revised capital standards now explicitly include a bank’s exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank’s economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts.

Federal bank regulatory agencies possess broad powers to take prompt corrective action as deemed appropriate for an insured depository institution and its holding company, based on the institution’s capital levels. The extent of these powers depends upon whether the institution in question is considered “well-capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized”, or “critically undercapitalized”. Generally, as an institution is deemed to be less well-capitalized, the scope and severity of the agencies’ powers increase, ultimately permitting the agency to appoint a receiver for the institution. Business activities may also be influenced by an institution’s capital classification. For instance, only a “well-capitalized” depository institution may accept brokered deposits without prior regulatory approval, and can engage in various expansion activities with prior notice, rather than prior regulatory approval. However, rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change the capital position of our subsidiary banks in a relatively short period of time. Failure to meet these capital requirements could subject the subsidiary banks to prompt corrective action provisions of the FDIC, which may include filing with the appropriate bank regulatory authorities a plan describing the means and a schedule for achieving the minimum capital requirements. In addition, we would not be able to receive regulatory approval of any application that required consideration of capital adequacy, such as a branch or merger application, unless we could demonstrate a reasonable plan to meet the capital requirement within an acceptable period of time.

Dividends

Our ability to pay further cash dividends may depend almost entirely upon the amount of dividends that the Bank is permitted to pay by statutes or regulations. Additionally, the Florida Business Corporation Act provides that we may only pay dividends if the dividend payment would not render us insolvent, or unable to meet our obligations as they come due.

The Department limits a bank’s ability to pay dividends. As a state-chartered bank, we are subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from the banks’ capital under certain circumstances without the prior approval of the Department and the FDIC. Except with the prior approval of the Department, all dividends of any Florida bank must be paid out of retained net profits from the current period and the previous two years, after deducting expenses, including losses and bad debts. In addition, a state-chartered bank in Florida is required to transfer at least 20% of its net income to surplus until their surplus equals the amount of paid-in capital.

Other Laws

State usury and credit laws limit the amount of interest and various other charges collected or contracted by a bank on loans. Our loans are also subject to federal laws applicable to credit transactions, such as the:

•	Federal Truth-In-Lending Act, which governs disclosures of credit terms to consumer borrowers;

•	Community Reinvestment Act, which requires financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low- and moderate-income borrowers;

•	Home Mortgage Disclosure Act requiring financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibitive factors in extending credit;

•	Real Estate Settlement Procedures Act, which requires lenders to disclose certain information regarding the nature and cost of real estate settlements, and prohibits certain lending practices, as well as limits escrow account amounts in real estate transactions;

•	Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies; and

•	The rules and regulations of various federal agencies charged with the responsibility of implementing such federal laws.

Our operations are also subject to the:

•	The privacy provisions of the Gramm-Leach-Bliley Act of 1999, which requires us to maintain privacy policies intended to safeguard consumer financial information, to disclose these policies to our customers, and allow customers to “opt out” of having their financial service providers disclose their confidential financial information to non-affiliated third parties, subject to certain exceptions;

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•	Electronic Funds Transfer Act and Regulation E, which govern automatic deposits to, and withdrawals from, deposit accounts and customers’ rights and liabilities arising from the use of debit cards, automated teller machines and other electronic banking services.

Interstate Banking and Branching

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, eligible bank holding companies in any state are permitted, with Federal Reserve approval, to acquire banking organizations in any other state. The Interstate Banking and Branching Efficiency Act also removed substantially all of the prohibitions on interstate branching by banks. The authority of a bank to establish and operate branches within a state, however, continues to be subject to applicable state branching laws. Under current Florida law, we are permitted to establish branch offices throughout Florida with the prior approval of the Department and the FDIC. In addition, with prior regulatory approval, we would be able to acquire existing banking operations in other states.

Financial Modernization

The Gramm-Leach-Bliley Act of 1999 sought to achieve significant modernization of the federal bank regulatory framework by allowing the consolidation of banking institutions with other types of financial services firms, subject to various restrictions and requirements. In general, the Gramm-Leach-Bliley

Act repealed most of the federal statutory barriers which separated commercial banking firms from insurance and securities firms and authorized the consolidation of such firms in a “financial services holding company”. We have no immediate plans to utilize the structural options created by the Gramm-Leach-Bliley Act, but may develop such plans in the future.

After September 11, 2001, terrorist attacks in New York and Washington, D.C., the United States government acted in several ways to tighten control on activities perceived to be connected to money laundering and terrorist funding. A series of orders were issued which identify terrorists and terrorist organizations and require the blocking of property and assets of, as well as prohibiting all transactions or dealings with, such terrorists, terrorist organizations and those that assist or sponsor them. The USA Patriot Act enacted in 2001:

•	Substantially broadens existing anti-money laundering legislation and the extraterritorial jurisdiction of the United States;

•	Imposes new compliance and due diligence obligations;

•	Creates new crimes and penalties;

•	Compels the production of documents located both inside and outside the United States; including those of foreign institutions that have a correspondent relationship in the United States; and

•	Clarifies the safe harbor from civil liability to customers.

In addition, the United States Treasury Department issued regulations in cooperation with the federal banking agencies, the Securities and Exchange Commission, the Commodity Futures Trading Commission and the Department of Justice to:

•	Require customer identification and verification;

•	Expand the money-laundering program requirement to the major financial services sectors; including insurance and unregistered investment companies, such as hedge funds; and

•	Facilitate and permit the sharing of information between law enforcement and financial institutions, as well as among financial institutions themselves.

The United States Treasury Department also has created the Treasury USA Patriot Act Task Force to work with other financial regulators, the regulated community, law enforcement and consumers to continually improve the regulations.

On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the “Act”). The Securities and Exchange Commission has promulgated certain regulations pursuant to the Act and will continue to propose additional implementing or clarifying regulations as necessary in furtherance of the Act. The passage of the Act and the regulations implemented by the Securities and Exchange Commission subject publicly traded companies to additional and more cumbersome reporting regulations and disclosure. Compliance with the Act and corresponding regulations may increase our expenses. The effective date of the application of the provision of Section 404 of the Act concerning internal control compliance reporting for non-accelerated filers such as FPB has been extended to the first fiscal year ending on or after July 15, 2006.

MANAGEMENT

Executive Officers and Directors of FPB

John R. Baker, Sr., age 55, is the Bank’s and FPB’s Vice Chairman of the Board. He graduated from the University of Georgia with a Bachelor of Business Administration degree in Real Estate. He moved to Stuart, Florida in 1981 and assumed the position of Vice President, General Manager of

Bessemer Properties, Incorporated. Prior to moving to Stuart, Mr. Baker served as Director of Residential Sales for Bessemer in Atlanta, Georgia, where he began his real estate career in 1975. Mr. Baker is a former director of Barnett Bank of Martin County and is past President of Treasure Coast Builders Association and Florida Home Builders Association. He also served as Chairman of Housing and Finance Authority in Martin County and the Martin County Affordable Housing Task Force. Mr. Baker lives in Vero Beach and is in his 16th year as a youth soccer coach. He is employed with the Laurel Corporation in Vero Beach and is involved in all aspects of real estate.

Gary A. Berger, age 55, is a director and as Chairman of the Board for both FPB and the Bank. Mr. Berger is President of the accounting firm of Berger, Toombs, Elam, Gaines, and Frank, CPA. He is a graduate of Michigan State University and has been a certified public accountant since 1975. Mr. Berger is a member of the Rotary Club of Ft. Pierce, the Florida Institute of Certified Public Accountants and the American Institute of Certified Public Accountants. He is a past Treasurer of the United Way, past President of the St. Lucie County Economic Development Council and past President of the Rotary Club of Ft. Pierce, Florida.

Donald J. Cuozzo, age 51, is a director of FPB and the Bank. He received a Bachelor of Science degree in Environmental Technology from the Florida Institute of Technology in 1979. He began his work career in the public sector with the Martin County Growth Management Department before leaving to work with regional and national developers. In that role, he was instrumental in obtaining approval of the Martin Downs DRI amendment and in coordinating the acquisition and development of a number of large residential communities in Palm Beach and Martin Counties. Mr. Cuozzo also served as a principal with a large Palm Beach County based engineering firm where he gained extensive experience in the area of project management and coordination. In 1993, he co-founded Houston Cuozzo Group to provide planning, design and government-oriented strategic planning service for private and public sector clients in South Florida. Mr. Cuozzo has more than 30 years of experience planning and implementing numerous land developments throughout the region and has worked in nearly all facets of community and project development. Mr. Cuozzo is a founding member of the Martin County Business Development Board, a graduate of the first class of Martin County Leadership 91/92 and a recipient of the 1991 Industry Appreciation Award for Outstanding Contribution to the Community. He is a past Second Vice President of the Treasure Coast Builders Association. Mr. Cuozzo was appointed to the Treasure Coast Regional Planning Council by Governor Jeb Bush and served for four years in that position.

Ann L. Decker, age 53, is director and Secretary of FPB and the Bank. Ms. Decker presently serves as District Manager for U.S. Congressman Mark Foley. Ms. Decker was formerly a co-owner of Intracoastal Printing, Inc., which was sold in 1990. Ms. Decker was born in Chicago, Illinois and has a Bachelor of Science degree in Professional Business Management from Barry University in Miami, Florida.

Paul J. Miret, age 58, is a director of FPB and the Bank. Mr. Miret is presently a realtor with RE/MAX 100 Riverside. Prior to that, he was the owner and operator of Sunshine Carpet Cleaning from 1978 to 1998 and of Ameri-Kleen Services from 1992 to 1998. He also owns and manages several residential rental units. From 1995 to 1997, Mr. Miret served on the Community Board of Riverside National Bank. Mr. Miret is also a past President of the Port St. Lucie Little League and the Port St. Lucie Exchange Club and a past director of the Port St. Lucie Chamber of Commerce.

Robert L. Schweiger, age 57, is director of FPB and the Bank. He has been a resident of the Treasure Coast since 1974 and currently resides in Palm City. From 1994 to 1997, Mr. Schweiger served as an Advisory Board member - first with Port St. Lucie National Bank and then with First National Bank. He serves as a board member and officer of the Exchange CASTLE and previously served as founder/President of the Treasure Coast Children's Home Society and Treasurer of the St. Lucie Boys & Girls Clubs. He studied for his BA degree at Colorado State University and American University of

Beirut and for his MBA degree at Florida Atlantic University. Currently, Mr. Schweiger is a private financial investor and thoroughbred race horse owner and breeder.

Robert L. Seeley, age 80, is a director of FPB and the Bank. Mr. Seeley has been in private law practice in Florida for more than 40 years. Mr. Seeley was co-founder of the Stuart law firm of Fox, Wackeen, Dungey, Beard, Sobel and McCluskey, LLP, for which he currently serves "Of Counsel." From 1973 to 1996, Mr. Seeley served as a director of Barnett Bank of the Treasure Coast. He also served as the founding director and Chairman of the Saint Lucie Medical Center and a former director of the St. Lucie and Martin County Economic Development Councils. Mr. Seeley completed his undergraduate studies at the University of Illinois and received his Juris Doctorate degree from the University of Florida.

David W. Skiles, age 57, is the Chief Executive Officer, President, and a director of FPB and the Bank. Prior to joining the Bank, he was the Vice President and Regional Manager with First United/Wachovia Bank in Stuart. Previously, Mr. Skiles was the Vice President and Senior Lender of Port St. Lucie National Bank for seven years. Mr. Skiles has a Bachelor of Science degree from Barry University, and is President of the St. Lucie County Chamber of Commerce. He is also a member of the Stuart/Martin County Chamber of Commerce. Mr. Skiles was appointed to the Florida Bankers Association GRC Committee (Government Relations Committee) for the past three years. He has served on the St. Lucie County Chamber of Commerce Local Affairs Committee and is also active with the Treasure Coast Legislative Delegation. Mr. Skiles previously served as Chairman of the Port St. Lucie Area Council and is still a member of that committee, as well as the Chamber’s Executive Committee and Education Foundation Board. He was past President and District Governor of the Sertoma Club of Martin County. Mr. Skiles has also served on numerous campaigns for the United Way of St. Lucie and Martin Counties, most notably as Campaign Chairman in Martin County in 1985 and as Chairman of the Professional Division in St. Lucie County for the 2000 Campaign. Mr. Skiles served on the St. Lucie County Airport Steering Committee and is a member of Business Alliance for Prosperity (BAP). In addition, he serves on St. Martin de Porres Catholic Church of Jensen Beach’s Budget and Finance Boards.

Paul A. Zinter, age 50, is a director of FPB and the Bank. He has been a resident of Port St. Lucie for 36 years, and was a member of the second graduating class from Fort Pierce Central High School. Mr. Zinter received a Bachelor of Arts degree in business administration from Eastern New Mexico University in 1975, where he majored in real estate and marketing and was managing partner of a family-owned real estate company. Mr. Zinter was past president and honorary member of the Rotary Club of Port St. Lucie and has been a local realtor/managing partner and business owner for the past 29 years.

Non-Director Executive Officers

Nancy E. Aumack, age 56, is FPB’s and the Bank’s Senior Vice President and Chief Financial Officer. Prior to joining the Bank in 2001, she was Senior Vice President and Chief Financial Officer of Independent Community Bank, Tequesta, Florida. In the period from 1997 to 1999, she served as Chief Financial Officer and Administrative Support Director for the engineering firm LBFH, Palm City, Florida. From 1995 to 1997, she served as Vice President and Chief Financial Officer for Treasure Coast Bank, Stuart, Florida, and from 1983 to 1995, she served as Vice President and Financial Accounting Officer for American Bank of Martin County in Stuart, Florida. Ms. Aumack received her A.S. degree in Banking and Financial Services from Indian River Community College in 1989. She is presently a member of the Port St. Lucie Women on Wall Street, and a director and Vice Chairman of the ARC of Martin County, Florida, as well as a community board member for the Treasure Coast Division of the American Heart Association.

Stephen J. Krumfolz, age 53, is FPB’s and the Bank’s Senior Vice President and Senior Lending Officer. Prior to joining the Bank in 1999, he was Vice President and SBA Lending Manager for Riverside National Bank from January 1998 through June 1999. He served as Vice President and Commercial Lending Officer for Port St. Lucie National Bank from 1994 through 1997, and completed all phases of Barnett Bank’s Management Training Program during his employment from 1989 through 1994. Mr. Krumfolz received an Associate Degree in Banking through the American Institute of Banking and Indian River Community College in 1991, as well as a Core Credit School Certificate from Barnett Bank in 1992. He is an active member of the Port St. Lucie Breakfast Rotary Club and Treasure Coast Business on The Green.

Marge Riley, age 56, is FPB’s and the Bank’s Executive Vice President and Chief Operating Officer. She also serves as the Bank’s Security Officer, Compliance Officer and Information Systems Technology Officer. Prior to joining the Bank in 1998, Ms. Riley was the Assistant Vice President and Branch Manager for First National Bank & Trust Company of the Treasure Coast from 1997 to 1998. She also served as Assistant Vice President – Loan Administrator for Port St. Lucie National Bank from 1990 to 1997. Ms. Riley has A.S. Degrees in Accounting and Banking and Financial Services from Fox Valley Technical College in Appleton, Wisconsin. She is presently Vice President of the Port St. Lucie Business Women, Board member for Elementary Shakespeare Corp., Secretary of the Port St. Lucie Women on Wall Street and a Board Member for United Way of St. Lucie County.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information regarding our Chief Executive Officer and President.

		Summary Compensation Table Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Stock Options(3)	All Other Compensation(4)
David W. Skiles	2004	$125,000	$10,875	$5,460	—	$1,809	(6)
Director, President &	2003	$105,000	$2,400	$5,455	1,843	$165	(5)
Chief Executive Officer	2002	$100,000	$1,433	$5,874	1,000	—

(1)	Annual Cash Bonus Award - Annual incentive awards paid for results achieved during the calendar year, which were paid during the year or immediately following the year indicated.

(2)	Other Annual Compensation - All additional forms of cash and non-cash compensation paid, awarded or earned which includes an automobile allowance.

(3)	Stock Options - Grants of stock options made under FPB’s 1998 Stock Option Plan. The present book value of FPB common stock is less than the exercise price of Mr. Skiles’ options, which is $10.00 per share and $10.50 per share for options granted in 2002 and 2003, respectively.

(4)	All Other Compensation - Compensation that does not fall under any of the aforementioned categories.

(5)	Represents value of stock award (15 shares at $11.00).

(6)	Represents value of stock and (150 shares at $12.06)

Employment Agreements with Certain Executive Officers

The Bank has entered into an employment agreement with David W. Skiles, effective May 1, 1999 and renewed May 1, 2002 (“Agreement”). Under the terms of the Agreement, Mr. Skiles serves as the Chief Executive Officer and President of the Bank. Under the Agreement, Mr. Skiles originally received stock options to purchase shares of the Bank common stock under the 1999 Stock Option Plan.

Mr. Skiles may terminate the Agreement upon 90 days’ written notification to the Bank and the Bank may terminate the Agreement upon the occurrence of certain events. Among those events are: (i) the Bank being designated a “troubled institution” or receiving a composite CAMELS rating of 4 or 5; (ii) Mr. Skiles failing to follow the reasonable instructions or policies of the Board of Directors; (iii) Mr. Skiles’ grossly negligent or willful conduct harmful to the business of the Bank; (iv) Mr. Skiles’ being convicted of a crime involving a breach of trust or moral turpitude; (v) Mr. Skiles’ incapacity or death; and (vi) Mr. Skiles’ willful breach of duty in the course of his employment. In the event the Agreement is terminated by Mr. Skiles or the Bank for any of these reasons, Mr. Skiles shall be entitled to no further compensation and shall be subject to a non-competition agreement. The non-competition agreement will prohibit Mr. Skiles from serving as an executive officer of any financial institution in St. Lucie County, or in such other counties as the Bank may have a branch office, for one year following the termination of the Agreement.

Should the Bank undergo a “change in control” (as defined in the Agreement), Mr. Skiles will be entitled to terminate the Agreement and receive a lump-sum severance payment equal to his base salary and any bonus received in the one-year period immediately following the change in control.

STOCK OPTION GRANTS IN 2004

No options were granted to the named executive officer in 2004. No options were exercised by the named executive officer during 2004.

AGGREGATED FISCAL YEAR-END OPTION VALUES

The following table discloses the aggregate value of the unexercised options held by the officer listed in the above Summary Compensation Table:

Name	Number of Shares Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the Money Options at December 31, 2004
	Exercisable	Unexercisable	Exercisable	Unexercisable
David W. Skiles	12,280	1,563	—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Directors and Executive Officers and Certain Beneficial Owners

The following table contains information regarding the current beneficial ownership of our common stock of each beneficial owner of five percent or more of our outstanding shares of common stock and each director and non-director executive officer as of February 11, 2005. The number and percentage of shares held by each person reflects the number of shares that person currently owns, plus the number of shares that person has the right to acquire through the exercise of stock options.

Name	Number of Shares Owned (4)		Right to Acquire(5)	% of Beneficial Ownership(11)
Nancy E. Aumack(1)	6,587		2,500	1.11%
John R. Baker(2)	6,925		4,516	1.40
Gary A. Berger(2)	16,800		7,454	2.96
Donald J. Cuozzo(2)	20,000	(6)	9,818	3.64
Ann L. Decker(2)	10,000		4,909	1.82
Stephen Krumfolz(1)	5,473		3,000	1.03
Paul J. Miret(2)	17,000	(7)	9,181	3.20
Marge Riley(1)	6,989		3,352	1.26
Robert L. Schweiger(2)	44,470		23,539	8.30
Robert L. Seeley(2)	6,000	(8)	4,182	1.24
David W. Skiles(3)	20,653	(9)	13,843	4.21
Paul A. Zinter(2)	14,200	(10)	6,090	2.48

All directors and executive officers as a group (12 individuals)	175,097		92,384	32.65%

(1)	Executive Officer only.

(2)	Director only.

(3)	Director and Executive Officer.

(4)	Includes shares for which the named person:

•	has sole voting power and investment power;

•	has shared voting and investment power with a spouse; or

•	holds in an IRA or other retirement plan; but does not include shares that may be acquired by exercising stock options.

(5)	Includes shares that may be acquired by exercising stock options.

(6)	Includes 5,460 shares owned by Mr. Cuozzo’s spouse’s IRA.

(7)	Includes 5,500 shares owned by Mr. Miret’s spouse’s IRA.

(8)	Includes 1,000 shares owned by Mr. Seeley’s spouse in trust

(9)	Includes 114 shares owned by Mr. Skiles’ spouse.

(10)	Includes 2,200 shares owned by Mr. Zinter’s spouse’s Keough Plan.

(11)	Under the rules of the Securities and Exchange Commission, the determinations of “beneficial ownership” of our common stock are based upon Rule 13d-3 under the Securities Exchange Act of 1934, which provides that shares will be deemed to be “beneficially owned” where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares, or where a person has the right to acquire any such power within 60 days after the date such beneficial ownership is determined. Shares of our common stock that a beneficial owner has the right to acquire within 60 days under the exercise of the options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of December 31, 2004, we were not aware of any arrangements that may result in a change in control of FPB.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors, executive officers and their immediate family members are also customers of the Bank, and it is anticipated that such individuals will continue to be customers in the future. Loans made to directors, executive officers, and their immediate families require approval of a majority of the disinterested directors approving the loan. All transactions between FPB, the Bank and its directors, executive officers and their immediate family members, and any principal shareholders, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2004, loans to directors, executive officers and their immediate family members represented approximately $2.1 million, or approximately 2.97% of the total loan portfolio, all of which are current and performing according to their terms.

DESCRIPTION OF CAPITAL STOCK

FPB has five million (5,000,000) shares of authorized common stock, par value $0.01 per share and one million (1,000,000) shares of authorized preferred stock. As of the date of this prospectus, 819,120 shares of common stock were issued and outstanding and there were no shares of preferred stock outstanding. Each share of common stock has the same relative rights and is identical in all respects with every other share of common stock. The holders of common stock are entitled to elect the members of the Board of Directors and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders such as merger or reorganization transactions, or an increase in the number of authorized shares. Holders of common stock are not entitled to cumulative voting rights. Without cumulative voting rights, holders of more than 50% of the shares voting for the election of directors can elect all of the directors, if they choose to do so.

The holders of common stock are entitled to dividends and other distributions if, as, and when declared by the Board of Directors out of assets legally available therefore. Upon the liquidation, dissolution or winding up of FPB, the holder of each share of common stock is entitled to share equally in the distribution of FPB’s assets. All shares of common stock outstanding are fully paid and non-assessable.

Preferred stock rights will be determined by our Board of Directors at such time as the Board elects to authorizes the issuance of preferred stock shares.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Offering, FPB will have 1.6 million shares of common stock outstanding assuming the sale of all 800,000 shares offered. These shares will be freely tradeable without restriction or further registration.

FPB’s directors and executive officers will hold in the aggregate approximately 125,000 shares of common stock, assuming intended purchases in this Offering, which they would be permitted to sell in the public market following the completion of the Offering, subject to their agreement not to sell for a period of ___ days. See “Sales Agent.”

ANTI-TAKEOVER PROVISIONS

General. The Florida Business Corporation Act contains provisions designed to enhance the ability of our Board of Directors to respond to attempts to acquire control of a Florida corporation, such as FPB. In addition, our Articles of Incorporation and Bylaws contain certain provisions that could defer or delay a change in control. These provisions may discourage takeover attempts which have not been approved by the Board of Directors. This could include takeover attempts that some shareholders would deem to be in their best interest. These anti-takeover provisions may:

•	Adversely affect the price that a potential purchaser would be willing to pay for our common stock;

•	Deprive you of the opportunity to obtain a takeover premium for your shares;

•	Make the removal of incumbent management more difficult;

•	Enable a minority of our directors and the holders of a minority of our outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders; and

•	Potentially adversely affect the market price of the common stock.

The following summarizes some of the anti-takeover provisions contained in the Florida Business Corporation Act.

Authorized but Unissued Capital Stock. The authorized but unissued shares of our common and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public Offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but un-issued shares of common and preferred stock may enable our Board of Directors to issue shares of stock to persons friendly to existing management. Although the Board of Directors has no intention at the present time of doing so, it could issue common stock or a series of preferred stock that could, subject to certain limitations imposed by law or on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. The issuance of preferred stock with voting or conversion rights may adversely affect the voting power of the common shareholders. Our Board of Directors will make any determination to issue common or preferred shares based on its judgment as to the best interests of our company.

Transactions with Interested Persons. Our Articles of Incorporation contain certain restrictions on transactions with “Interested Persons,” which are defined as any person beneficially owning 5% or more of the common stock. Under our Articles of Incorporation, any covered transaction with an Interested Person must be approved by a two-thirds vote of the shareholders, unless the covered transaction was approved by three-fourths of the Board of Directors, in which case the covered transaction will require the approval of a majority of the outstanding shares. For purposes of this restriction, a covered transaction includes any merger or consolidation of the FPB or its subsidiaries with the Interested Person, any sale, lease or other disposition of all or a substantial part (defined as assets having a market value of 25% of the total assets) of FPB’s assets to the Interested Person, the issuance of any securities to an Interested Person or the liquidation of FPB.

In addition, unless certain fair price criteria are satisfied, any business combination with an Interested Person will require the approval of a majority of the shares of common stock which are not beneficially owned by the Interested Person. For purposes of this limitation, a business combination is any merger or consolidation of FPB or its subsidiaries with any Interested Person, any sale, lease or other disposition of all or a substantial part (defined as assets having a market value of 25% of FPB’s total assets) of FPB’s assets, or the issuance of any securities to an Interested Person. Any amendment to the foregoing provisions of the Articles of Incorporation must be approved by at least a majority of the outstanding shares of common stock, except for Articles VIII and XI, which requires approval at least two-thirds (66 2/3%) of the outstanding common shares.

Evaluation of Acquisition Proposals. The Florida Business Corporation Act expressly permits our Board of Directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of the assets of FPB, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal and economic effects on the employees, customers and suppliers of FPB and its subsidiaries, and on the communities and geographical areas in which they operate. Our Board of Directors may also consider the amount of consideration being offered in relation to the then current market price for our outstanding shares of capital stock and our then current value in a freely negotiated transaction. Our Board of Directors believes that these provisions are in the long-term best interests of FPB and our shareholders.

Control Share Acquisitions. We are subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors, unless the voting rights are approved by a majority vote of the public corporation’s disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

•	Acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;

•	Acquisitions of shares possessing one-third or more but less than a majority of all voting power; or

•	Acquisitions of shares possessing a majority or more of all voting power.

Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

Transfer Agent and Registrar

Our transfer agent and registrar is Registrar & Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

Limited Liability and Indemnification

Under the Florida Business Corporation Act, a director would not be personally liable for monetary damages to FPB or any other person for any statement, vote, decision, or failure to act unless:

•	The director breached or failed to perform his duties as a director; and

•	A director’s breach of, or failure to perform, those duties constitutes:

•	a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

•	a transaction from which the director derived an improper personal benefit;

•	a circumstance under which an unlawful distribution is made; or

•	in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct.

A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the Florida Business Corporation Act.

Our Articles of Incorporation and Bylaws provide that we shall, to the fullest extent permitted by applicable law, as amended from time-to-time, indemnify all of our directors as well as any of our officers or employees to whom we have agreed to grant indemnification.

SALES AGENT

We have entered into a Sales Agent Agreement with Kendrick Pierce to assist us in connection with the sale of our common stock in this Offering on a best efforts basis. Kendrick Pierce is a broker-dealer registered with the Securities and Exchange Commission, and is a member of the National Association of Securities Dealers, Inc.

Under the terms of the Sales Agent Agreement, Kendrick Pierce will not, with certain exceptions, receive any compensation in connection with the sales of common stock to our directors or employees and certain other parties up to $4,000,000. Kendrick Pierce is entitled to a fee of 6.0% of the dollar amount received for sales of our common stock to other investors in the Offering. Selected dealers in the Offering will be entitled to a fee not to exceed 3%. All fees of selected dealers selling in the Offering will be the responsibility of Kendrick Pierce. Pursuant to the terms of the Sales Agent Agreement, we will pay for Kendrick Pierce’s out-of-pocket expenses up to a total of $35,000.

Kendrick Pierce has the right to terminate the Sales Agent Agreement under defined circumstances. It could terminate the Sales Agent Agreement for example, if, in its judgment, there is a material adverse change in our financial condition or operations, or market conditions brought about by an outbreak or escalation of hostilities, adverse economic conditions or other circumstances which render the sale of our common stock impracticable or inadvisable.

We and our executive officers and directors have agreed not to sell publicly, contract to sell publicly, or otherwise publicly dispose of, any shares of common stock for a period of          days from the date of this Prospectus, without the written consent of Kendrick Pierce.

We have agreed to indemnify Kendrick Pierce against certain liabilities including liabilities under the Securities Act of 1933, or to contribute to payments that Kendrick Pierce may be required to make in respect thereof.

The foregoing is a summary of the principal terms of the Sales Agent Agreement and does not purport to be complete. Reference is made to a copy of the Sales Agent Agreement which is on file as an exhibit to the Registration Statement.

We estimate that the total expenses of this Offering, including Sales Agent expenses and commissions, will be approximately $            .

LEGAL MATTERS PERTAINING TO THE OFFERING

The validity of the common stock offered hereby and certain other legal matters will be passed upon for FPB by Igler & Dougherty, P.A., Tampa, Florida. Certain matters will be passed upon for the Sales Agent by Bush Ross, P.A., Tampa, Florida.

CERTAIN EXPERTS

The consolidated financial statements of FPB as of December 31, 2004 and 2003, and for each of the years then ended have been included herein and in the registration statement in reliance upon the report of Hacker, Johnson & Smith, P.A., independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2, including the exhibits and schedules thereto, under the Securities Act of 1933 with respect to the shares of common stock to be sold in this Offering. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all of the information that you can find in the Registration Statement.

You may read and copy our registration statement and any reports, statements and other information which we may file with the Securities and Exchange Commission at their public reference room in Washington, D.C., at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operations of the public reference room.

The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information regarding Registrants such as us that file electronically with the Securities and Exchange Commission. The address of this website is www.sec.gov.

You should rely only on information in this prospectus and in our related registration statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the bank regulatory agencies, such other information is superseded by the information in this prospectus. FPB does not have a designated website, however, its investor relations information is contained on a company-wide website at www.1stpeoplesbank.com.

FPB BANCORP, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FPB BANCORP, INC.

All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the financial statements and related notes.

Report of Independent Registered Public Accounting Firm

FPB Bancorp, Inc.

Port St. Lucie, Florida:

We have audited the accompanying consolidated balance sheets of FPB Bancorp, Inc. and Subsidiary (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

March 1, 2005

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

($ in thousands, except share amounts)

	At December 31,
	2004	2003
Assets

Cash and due from banks	$2,048	2,827
Interest-bearing deposits with banks	55	2,546
Federal funds sold	7,656	1,845

Total cash and cash equivalents	9,759	7,218

Securities available for sale	8,337	8,285
Securities held to maturity (market value of $3,002 and $3,086)	3,034	3,090
Loans, net of allowance for loan losses of $1,097 and $852	68,794	48,244
Premises and equipment, net	3,668	2,437
Federal Home Loan Bank stock, at cost	253	122
Accrued interest receivable	306	249
Deferred income taxes	214	280
Other assets	232	130

Total assets	$94,597	70,055

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing demand deposits	20,568	11,371
Savings, NOW and money-market deposits	30,278	24,609
Time deposits	31,090	25,084

Total deposits	81,936	61,064

Official checks	2,455	1,446
Federal Home Loan Bank advance	2,500	—
Other liabilities	286	173

Total liabilities	87,177	62,683

Commitments and contingencies (Notes 4 and 7)

Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value; 5,000,000 shares authorized, 819,120 and 818,120 shares issued and outstanding	8	8
Additional paid-in capital	7,927	7,918
Accumulated deficit	(503)	(567)
Accumulated other comprehensive income (loss)	(12)	13

Total stockholders’ equity	7,420	7,372

Total liabilities and stockholders’ equity	$94,597	70,055

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Earnings

($ in thousands, except per share amounts)

	Year Ended December 31,
	2004	2003
Interest income:
Loans	$3,938	3,070
Securities	303	245
Other	104	78

Total interest income	4,345	3,393

Interest expense:
Deposits	1,052	993
Federal Home Loan Bank advance	22	—

Total interest expense	1,074	993

Net interest income	3,271	2,400

Provision for loan losses	380	383

Net interest income after provision for loan losses	2,891	2,017

Noninterest income:
Service charges and fees on deposit accounts	284	259
Loan brokerage fees	88	198
Gain on the sale of loans held for sale	363	102
Gain on sale of securities available for sale	20	33
Other fees	4	28

Total noninterest income	759	620

Noninterest expenses:
Salaries and employee benefits	1,720	1,017
Occupancy and equipment	466	323
Advertising	263	165
Professional fees	93	158
Data processing	274	220
Supplies	133	71
Other	491	418

Total noninterest expenses	3,440	2,372

Earnings before income taxes	210	265

Income taxes	87	104

Net earnings	$123	161

Earnings per share basic and diluted	$.15	.20

Weighted-average number of shares, basic and diluted	818,203	817,785

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2004 and 2003

($ in thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Compre- hensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2002	817,775	$8	7,932	(687)	60	7,313

Comprehensive income:
Net earnings	—	—	—	161	—	161
Net unrealized loss on securities available for sale, net of tax benefit of $28	—	—	—	—	(47)	(47)

Comprehensive income						114

Common stock offering costs	—	—	(2)	—	—	(2)
Issuance of common stock from exercise of warrants	16,000	—	160	—	—	160
Repurchase and retirement of common stock	(16,000)	—	(176)	—	—	(176)
Common stock issued as compensation	345	—	4	—	—	4
Dividends	—	—	—	(41)	—	(41)

Balance at December 31, 2003	818,120	8	7,918	(567)	13	7,372

Comprehensive income:
Net earnings	—	—	—	123	—	123
Net unrealized loss on securities available for sale, net of tax benefit of $16	—	—	—	—	(25)	(25)

Comprehensive income						98

Issuance of common stock from exercise of warrants	8,000	—	80	—	—	80
Repurchase and retirement of common stock	(8,000)	—	(83)	—	—	(83)
Common stock issued as compensation	1,000	—	12	—	—	12
Dividends	—	—	—	(59)	—	(59)

Balance at December 31, 2004	819,120	$8	7,927	(503)	(12)	7,420

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2004	2003
Cash flows from operating activities:
Net earnings	$123	161
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	177	92
Provision for loan losses	380	383
Deferred income taxes	87	104
Stock based compensation	12	4
Amortization of loan fees, net	(66)	(19)
Net amortization of premiums and discounts on securities	7	79
Gain on the sale of securities available for sale	(20)	(33)
Proceeds from sale of loans held for sale	3,762	2,597
Originations of loans held for sale	(3,399)	(2,495)
Gain on sale of loans held for sale	(363)	(102)
Increase in accrued interest receivable	(57)	(52)
(Increase) decrease in other assets	(102)	42
Increase in official checks and other liabilities	1,104	389

Net cash provided by operating activities	1,645	1,150

Cash flows from investing activities:
Purchase of securities available for sale	(3,500)	(9,579)
Purchase of securities held to maturity	—	(3,488)
Maturities and calls of securities available for sale	—	3,000
Principal payments of securities available for sale	1,418	2,230
Maturities and calls of securities held to maturity	—	500
Principal payments of securities held to maturity	58	322
Proceeds from the sale of securities available for sale	2,000	2,216
Net increase in loans	(25,136)	(10,176)
Proceeds from sale of loan participations	4,272	3,230
Purchase of Federal Home Loan Bank stock	(131)	(42)
Purchase of premises and equipment	(1,408)	(751)

Net cash used in investing activities	(22,427)	(12,538)

Cash flows from financing activities:
Net increase in deposits	20,872	10,799
Proceeds from Federal Home Loan Bank advance	2,500	—
Proceeds from the issuance of common stock, net	80	160
Repurchase and retirement of common stock	(88)	(176)
Stock offering costs	—	(2)
Dividends paid	(41)	—

Net cash provided by financing activities	23,323	10,781

Net increase (decrease) in cash and cash equivalents	2,541	(607)

Cash and cash equivalents at beginning of the year	7,218	7,825

Cash and cash equivalents at end of the year	$9,759	7,218

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued

(In thousands)

	Year Ended December 31,
	2004	2003
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest, net of amount capitalized of $23 and $6	$1,053	999

Income taxes	$—	—

Noncash transactions:
Accumulated other comprehensive income, net change in unrealized gain on securities available for sale, net of tax	$(25)	(47)

Dividends payable included in other liabilities	$59	41

Tax benefit from exercise of stock warrants	$5	—

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 and the Years Then Ended

(1)	Summary of Significant Accounting Policies

Organization. FPB Bancorp, Inc. (the “Holding Company”) owns 100% of the outstanding stock of First Peoples Bank (the “Bank”) (collectively referred to as the “Company”). The Holding Company operates as a one-bank holding company and its only business activity is the operation of the Bank. The Bank is a state (Florida)-chartered commercial bank and its deposits are insured by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individual and corporate customers through its three banking offices located in Port St. Lucie, Fort Pierce, and Stuart, Florida.

The following is a description of the significant accounting policies and practices followed by the Company, which conform with U.S. generally accepted accounting principles and prevailing practices within the banking industry.

Basis of Presentation. The consolidated financial statements include the Holding Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates. In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits with banks and federal funds sold, all of which mature within ninety days.

The Bank is required by law or regulation to maintain cash reserves in the form of vault cash or in noninterest-earning accounts with the Federal Reserve Bank or other qualified banks. There was no required reserve balance at December 31, 2004. The required reserve balance at December 31, 2003 was approximately $105,000.

Securities. Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in accumulated other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Loans. Loans management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

Commitment fees and loan origination fees are deferred and certain direct origination costs are capitalized. Both are recognized as an adjustment of the yield of the related loan.

The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans Held for Sale. The Company originates loans guaranteed by the U.S. Small Business Administration, the guaranteed portion of which may be sold at a premium. These loans are carried at the lower of cost or estimated fair value in the aggregate. There were no loans held for sale at December 31, 2004 or 2003.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either loss, doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical industry loss experience adjusted for qualitative factors.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Allowance for Loan Losses, Continued. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, construction and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Premises and Equipment. Land is stated at cost. Building, building and improvements and furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the estimated useful life of each type of asset. Furniture, fixtures and equipment are being depreciated using estimated lives of three to fifteen years.

Transfer of Financial Assets. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Stock Compensation Plans. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, (as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively “FASB No. 123”) encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plans have no intrinsic value at the grant date, and under APB No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in APB No. 25.

No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price which approximated the market value of the underlying common stock on the date of grant. For purposes of proforma disclosures, the estimated fair value is included in expense in the period vesting occurs. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of FASB No. 123 to stock-based employee compensation. ($ in thousands, except per share amounts).

	Year Ended December 31,
	2004	2003
Net earnings as reported	$123	161
Deduct: Total stock-based employee compensation determined under the fair value based method for all awards, net of related tax effect	(33)	(16)

Proforma net earnings	$90	145

Earnings per share, basic and diluted	$.15	.20

Proforma earnings per share, basic and diluted	$.11	.18

Weighted-average grant-date fair value of options issued during the year	$3.46	3.96

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2004	2003
Dividend yield	.69%	—%
Expected life	10 years	10 years
Expected volatility	—%	—%
Risk-free interest rate	4.13-4.80%	4.82%

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Off-Balance-Sheet Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of unfunded loan commitments, available lines of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Per Share Amounts. Basic and diluted per share amounts are computed on the basis of the weighted-average number of common shares outstanding. Outstanding stock options and warrants are not dilutive.

Fair Values of Financial Instruments. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

Securities. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Federal Home Loan Bank Stock. Fair value of the Bank’s investment in Federal Home Loan Bank stock is based on its redemption value, which is its cost of $100 per share.

Deposit Liabilities. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

Federal Home Loan Bank Advance. The fair value of the Federal Home Loan Bank advance is estimated using a discounted cash flow analysis based on the Company’s current incremental borrowing rate for similar types of borrowings.

Off-Balance-Sheet Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net earnings, are components of comprehensive income. The components of accumulated other comprehensive income and related tax effects are as follows (in thousands):

	Year Ended December 31,
	2004	2003
Holding losses on available-for-sale securities	$(21)	(42)
Gain realized in earnings	(20)	(33)

Net unrealized loss	(41)	(75)

Tax effect	16	28

Net-of-tax amount	$(25)	(47)

Recent Pronouncements. In December 2003, the American Institute of Certified Public Accountants issued Statement of Position 03-3, “Accounting for Certain Loans and Debt Securities Acquired in a Transfer” (SOP 03-3). SOP 03-3 addresses accounting for differences between contractual cash flows expected to be collected and an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 also prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of SOP 03-3. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. The Company does not anticipate that the adoption of SOP 03-3 will have a material impact on its consolidated financial condition or results of operations.

In March 2004, the Emerging Issues Task Force reached a consensus on Issue 03-1, “Meaning of Other Than Temporary Impairment” (Issue 03-1). The Task Force reached a consensus on an other-than-temporary impairment model for debt and equity securities accounted for under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and cost method investments, and required certain additional financial statement disclosures. The implementation of the “Other-Than-Temporary Impairment” component of this consensus has been postponed. Management cannot determine the effect of the adoption of this guidance on the Company’s consolidated financial condition or results of operations.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Recent Pronouncements, Continued. In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share Based Payment.” This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, which includes stock options and warrants, based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. Public entities will adopt this Statement using a modified version of prospective application. Under this application, this Statement will apply to new awards and to awards modified, repurchased, or cancelled after the required effective date and to awards not yet vested that exist as of the effective date. This Statement is effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Management has not yet determined what effect this Statement will have on the Company’s 2006 consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets-an Amendment to APB opinion No. 29.” This Statement addresses the measurement of exchanges of nonmonetary assets. The Statement is effective for fiscal periods beginning after June 15, 2005. Management believes this Statement will not have a material effect on the Company’s consolidated financial statements.

(2)	Securities

Securities have been classified according to management’s intention. The carrying amount of securities and their fair values are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2004:
Securities available for sale:
U.S. Government agency securities	$6,482	6	(21)	6,467

Mortgage-backed securities	1,875	5	(10)	1,870

Total securities available for sale	$8,357	11	(31)	8,337

Securities held to maturity:
U.S. Government agency securities	2,994	—	(32)	2,962
Mortgage-backed securities	40	—	—	40

Total securities held to maturity	$3,034	—	(32)	3,002

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2)	Securities, Continued

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2003:
Securities available for sale:
U.S. Government agency securities	$5,489	29	—	5,518

Mortgage-backed securities	2,775	5	(13)	2,767

Total securities available for sale	$8,264	34	(13)	8,285

Securities held to maturity:
U.S. Government agency securities	2,989	8	(13)	2,984
Mortgage-backed securities	101	1	—	102

Total securities held to maturity	$3,090	9	(13)	3,086

For the years ended December 31, 2004 and 2003, proceeds from the sale of securities available for sale were $2,000,000 and $2,216,000, respectively. Gross realized gains were $20,000 and $33,000 in 2004 and 2003, respectively.

The scheduled maturities of securities at December 31, 2004 are as follows (in thousands):

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$3,482	3,473	—	—
Due from one to five years	2,000	1,988	2,994	2,962
Due from five to ten years	1,000	1,006	—	—
Mortgage-backed securities	1,875	1,870	40	40

	$8,357	8,337	3,034	3,002

At December 31, 2004 and 2003 securities with a carrying value of $2,882,000 and $4,033,000, respectively, were pledged to the State of Florida as collateral for public funds.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2)	Securities, Continued

Securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities available for sale:
U.S. Government agency securities	$(21)	5,461	—	—
Mortgage-backed securities	—	—	(10)	766

Total securities available for sale	$(21)	5,461	(10)	766

Securities held to maturity-
U.S. Government agency securities	$(7)	1,490	(25)	1,472

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The unrealized losses on investment securities available for sale and held to maturity were caused by interest rate changes. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(3)	Loans

The components of loans are as follows (in thousands):

	At December 31,
	2004	2003
Commercial	$22,640	17,202
Commercial real estate	30,803	16,542
Construction	1,731	2,635
Consumer	14,803	12,160
Residential real estate	181	714

Total loans	70,158	49,253
Deduct:
Deferred loan costs and fees, net	(267)	(157)
Allowance for loan losses	(1,097)	(852)

Loans, net	$68,794	48,244

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

An analysis of the change in the allowance for loan losses follows (in thousands):

	Year Ended December 31,
	2004	2003
Beginning balance	$852	553
Provision for loan losses	380	383
Charge-offs, net of recoveries	(135)	(84)

Ending balance	$1,097	852

Information about impaired loans, all of which are collateral dependent, is as follows (in thousands):

	At December 31,
	2004	2003
Loans identified as impaired:
Gross loans with no related allowances for loan losses	$—	—

Gross loans with related allowances for losses recorded	465	1,448
Less allowance on these loans	(70)	(238)

Net investment in impaired loans	$395	1,210

	Year Ended December 31,
	2004	2003
Average net investment in impaired loans	$1,026	429

Interest income recognized on impaired loans	$93	6

Interest income received on impaired loans	$93	6

Nonaccrual loans and loans past due ninety days or more but still accruing were as follows (in thousands):

	At December 31,
	2004	2003
Nonaccrual loans	$496	1,448
Past due ninety days or more but still accruing	—	—

	$496	1,448

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4)	Premises and Equipment

A summary of premises and equipment follows (in thousands):

	At December 31,
	2004	2003
Building and improvements	$2,433	1,048
Land	552	552
Furniture, fixtures and equipment	820	619
Leasehold improvements	220	181
Construction in process	222	439

Total, at cost	4,247	2,839
Less accumulated depreciation and amortization	(579)	(402)

Premises and equipment, net	$3,668	2,437

Interest capitalized and included in construction in process during 2004 and 2003 was approximately $23,000 and $6,000, respectively.

The Company leased its main office under an operating lease. During 2003, the Company purchased the facility. The Company leases its Stuart branch office facility under a noncancelable lease. The initial lease term is five years with two five-year renewal options. The Company is required to pay an allowable share of common area maintenance and real estate taxes. Rent expense under the operating leases during the years ended December 31, 2004 and 2003 was approximately $104,000 and $44,000, respectively. In addition, in 2004, the Company began leasing space in its Fort Pierce branch office facility to third parties. The leases have initial terms of five years and lease income was approximately $42,000 in 2004. At December 31, 2004, future minimum rental commitments under these noncancelable leases were approximately as follows (in thousands):

Year Ending December 31,	Operating Lease Expense	Operating Lease Income
2005	$102	104
2006	104	106
2007	106	108
2008	108	110
2009	110	112

Total	$530	540

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(5)	Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $13,460,000 and $11,590,000 at December 31, 2004 and 2003, respectively.

A schedule of maturities of time deposits follows (in thousands):

Year Ending December 31,	Amount
2005	$19,927
2006	6,685
2007	2,622
2008	905
2009	951

$31,090

(6)	Federal Home Loan Bank Advance

At December 31, 2004, the Company had a Federal Home Loan Bank advance (“FHLB”) in the amount of $2.5 million outstanding. The advance pays interest at a rate of LIBOR plus two basis points adjusted quarterly (2.08% at December 31, 2004). The advance matures in 2006. The advance is callable by the FHLB in 2005. There was no advances outstanding at December 31, 2003. The advance is collateralized by securities available for sale with a carrying value of approximately $3,510,000 at December 31, 2004.

(7)	Financial Instruments

The estimated fair values of the Company’s financial instruments were as follows (in thousands):

	At December 31, 2004		At December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$9,759	9,759	7,218	7,218
Securities available for sale	8,337	8,337	8,285	8,285
Securities held to maturity	3,034	3,002	3,090	3,086
Loans, net	68,794	68,934	48,244	51,111
Federal Home Loan Bank stock	253	253	122	122
Accrued interest receivable	306	306	249	249

Financial liabilities:
Deposit liabilities	81,936	82,139	61,064	61,415
Federal Home Loan Bank advance	2,500	2,500	—	—

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unfunded loan commitments, available lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(7)	Financial Instruments, Continued

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed-expiration dates or other termination clauses and may require payment of a fee. Because some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit, is based on management’s credit evaluation of the counterparty. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that included in extending loans to customers. The Company generally holds collateral supporting these commitments and management does not anticipate any potential losses if these letters of credit are funded.

Standby letters of credit, available lines of credit and commitments to extend credit typically result in loans with a market interest rate when funded. A summary of Company’s financial instruments with off balance sheet risk at December 31, 2004 follows (in thousands):

	Contract Amount	Carrying Amount	Estimated Fair Value
Standby letters of credit	$332	—	—

Unfunded loan commitments	$15,041	—	—

Available lines of credit	$7,398	—	—

(8)	Credit Risk

The Company grants the majority of its loans to borrowers throughout the Port St. Lucie, Stuart and Fort Pierce, Florida area. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy in St. Lucie County and Martin County Florida.

(9)	Income Taxes

Income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2004	2003
Deferred:
Federal	$74	89
State	13	15

Total deferred	$87	104

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(9)	Income Taxes, Continued

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

	Year Ended December 31,
	2004		2003
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings
Income taxes at statutory rate	$71	34%	$90	34%
Increase resulting from:
State taxes, net of Federal tax benefit	9	4	10	4
Nondeductible expenses	7	3	4	1

Income taxes	$87	41%	$104	39%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,
	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$125	239
Allowance for loan losses	353	243
Organizational and preopening costs	—	9
Unrealized loss on securities available for sale	8	—
Other	—	2

Deferred tax assets	486	493

Deferred tax liabilities:
Accrual to cash adjustment	(153)	(126)
Accumulated depreciation	(117)	(79)
Unrealized gain on securities available for sale	—	(8)
Other	(2)	—

Deferred tax liabilities	(272)	(213)

Net deferred tax asset	$214	280

At December 31, 2004, the Company has the following net operating loss carryforwards available to offset future taxable income (in thousands):

Expiration
2020	$309
2021	23

$332

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(10)	Related Party Transactions

In the ordinary course of business, the Company may make loans at terms and rates prevailing at the time to officers and directors of the Company or their affiliates. The Company also accepts deposits from these same related parties. These are summarized as follows (in thousands):

	2004	2003
Balance at beginning of year	$1,981	1,197
Borrowings	490	1,131
Repayments	(385)	(347)

Balance at end of year	$2,086	1,981

At December 31, 2004 and 2003, directors and officers of the Company had $3,423,000 and $2,375,000, respectively, on deposit with the Company.

(11)	Stock Options

The Company established an Incentive Stock Option Plan for officers and employees of the Company. The Plan was amended in April 2003 to increase the number of shares available for grant to 122,666. The exercise price of the stock options is the greater of $10 or the fair market value of the common stock on the date of grant. The options vest 33.3% during the second and third year, respectively, after grant and are fully exercisable during the fourth year after the grant date. The options expire ten years from the date of grant. At December 31, 2004, 13,664 shares remain available for grant. A summary of stock option information follows ($ in thousands, except share amounts):

	Number of Shares	Range of Per Share Option Price	Weighted- Average Per Share Price	Aggregate Option Price
Outstanding at December 31, 2002	97,882	$10.00- 10.50	10.03	982
Granted	14,870	10.75	10.75	160
Forfeited	(5,200)	10.00	10.00	(52)

Outstanding at December 31, 2003	107,552	10.00- 10.75	10.13	1,090
Granted	2,500	10.50	10.50	26
Forfeited	(1,050)	10.50	10.50	(11)

Outstanding at December 31, 2004	109,002	$10.00- 10.75	10.14	1,105

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(11)	Stock Options, Continued

The weighted-average remaining contractual life of the outstanding stock options at December 31, 2004 and 2003 was 5.4 years and 6.2 years, respectively. These options are exercisable as follows:

Year Ending	Number of Shares	Weighted-Average Exercise Price
Currently	94,721	$10.06
2005	7,658	10.66
2006	5,789	10.71
2007	834	10.50

	109,002	$10.14

(12)	Stock Warrants

During 1999, the Company granted stock warrants to certain shareholders to purchase 24,000 shares of the Company’s common stock at $10 per share. Warrant holders exercised 8,000 and 16,000 warrants in 2004 and 2003, respectively.

(13)	Profit Sharing Plan

The Company sponsors a section 401(k) profit sharing plan which is available to all employees electing to participate. During 2004, the Company approved a 1% match to the Plan in an approximate amount of $8,000. There were no contributions in 2003.

(14)	Restrictions on Dividends

The Company’s ability to pay cash dividends on its common stock is limited to the amount of dividends it could receive from the Bank plus its own cash and cash equivalents, which amounted to $258,000 at December 31, 2004. The amount of dividends the Bank is permitted to pay to the Company is restricted to 100% of its calendar year-to-date net earnings plus retained earnings for the preceding two years. Twenty percent of the net earnings in the preceding two-year period may not be paid in dividends, but must be retained to increase capital surplus until such surplus equals the amount of the Bank’s common stock then outstanding. In addition, no bank may pay a dividend at any time that net earnings in the current year when combined with retained earnings from the preceding two years produce a loss. Under Florida law, a Florida chartered commercial bank may not pay cash dividends that would cause the Bank’s capital to fall below the minimum amount required by Federal or Florida law.

(15)	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s and the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(15)	Regulatory Matters, Continued

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and percentages are also presented in the table ($ in thousands).

					Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	For Capital Adequacy
	Actual		Purposes
	Amount	%	Amount	%	Amount	%
As of December 31, 2004:
Total capital to Risk- Weighted assets	$7,950	12.90%	$4,930	8.00%	$6,131	10.00%
Tier I Capital to Risk- Weighted Assets	7,176	11.64	2,465	4.00	3,698	6.00
Tier I Capital to Total Assets	7,176	7.65	3,754	4.00	4,692	5.00

As of December 31, 2003:
Total capital to Risk- Weighted assets	5,901	12.98	3,637	8.00	4,546	10.00
Tier I Capital to Risk- Weighted Assets	5,329	11.72	1,818	4.00	2,728	6.00
Tier I Capital to Total Assets	5,329	7.66	2,781	4.00	3,478	5.00

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(16)	Holding Company Financial Information

The Holding Company’s unconsolidated financial information is as follows (in thousands):

Condensed Balance Sheets

	At December 31,
	2004	2003
Assets

Cash and cash equivalents	$243	1,822
Investment in subsidiary	7,163	5,544
Other assets	73	47

Total assets	$7,479	7,413

Liabilities and Stockholders’ Equity

Other liabilities	59	41
Stockholders’ equity	7,420	7,372

Total liabilities and stockholders’ equity	$7,479	7,413

Condensed Statements of Earnings

	Year Ended December 31,
	2004	2003
Revenues	$—	—
Expenses	(21)	(21)

Loss before earnings of subsidiary	(21)	(21)
Earnings of subsidiary	144	182

Net earnings	$123	161

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(16)	Holding Company Financial Information, Continued

Condensed Statements of Cash Flows

	Year Ended December 31,
	2004	2003
Cash flows from operating activities:
Net earnings	$123	161
Adjustments to reconcile net earnings to net cash used in operating activities:
Stock based compensation	12	4
Undistributed earnings of subsidiary	(144)	(182)
Increase in other assets	(21)	(15)

Net cash used in operating activities	(30)	(32)

Cash flows from investing activities:
Investment in subsidiary	(1,500)	(30)
Proceed from sale of premises and equipment	—	341

Net cash (used in) provided by investing activities	(1,500)	311

Cash flows from financing activities:
Proceeds from the issuance of common stock	80	160
Repurchase of common stock	(88)	(176)
Stock offering costs	—	(2)
Dividends paid	(41)	—

Net cash used in financing activities	(49)	(18)

Net (decrease) increase in cash and cash equivalents	(1,579)	261

Cash and cash equivalents at beginning of the year	1,822	1,561

Cash and cash equivalents at end of year	$243	1,822

Noncash transaction-
Tax benefit from exercise of stock warrants	$5	—

Up to 800,000

Shares of

Common Stock

FPB BANCORP, INC.

PROSPECTUS

Kendrick Pierce

Securities, Inc.

April ___, 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of our common stock. In this prospectus, “FPB,” “we,” and “our” refer to FPB Bancorp, Inc., a Florida corporation. Until , (25 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUPPLEMENT

FPB BANCORP, INC.

First Peoples Bank Employees’ Savings & Profit Sharing Plan and Trust (401K Plan)

(Participation Interests in up to                      shares of FPB Bancorp, Inc.)

This prospectus supplement is being provided to employees of First Peoples Bank who are participants of the First Peoples Bank Employees’ Savings & Profit Sharing Plan and Trust (401K Plan). This supplement relates to the election by Plan participants to invest all or a part of their Plan accounts in the common stock of FPB Bancorp, Inc.

FPB Bancorp, Inc. is offering 800,000 shares of its common stock in a registered public offering (the “Offering”).

As a participant in the First Peoples Bank Employees’ Savings & Profit Sharing Plan and Trust (401K Plan), you may use your account in the Plan to purchase shares of our common stock in the Offering:

First, you may elect to use the monies held in your individual Plan account to purchase shares in the public Offering of FPB Bancorp, Inc.’s shares. Because the Plan actually purchases the shares, you will acquire a “participation interest” in the shares and not own the shares directly. Shares may be purchased in this manner by allocating all or a portion of the funds in your Plan account into a new investment option which provides the opportunity to invest in our common stock;

Second, after Offering is completed, on an ongoing basis, you will be able to allocate all or a portion of your Plan account between all of the Plan’s investment funds including the option to invest in FPB Bancorp, Inc.’s common stock.

The prospectus dated                     , 2005 of FPB Bancorp, Inc., which is attached to this prospectus supplement, includes detailed information with respect to FPB Bancorp, Inc., First Peoples Bank and the Offering of FPB Bancorp, Inc. common stock. This prospectus supplement should be read only in conjunction with the attached prospectus.

For a discussion of certain factors you should consider before investing, see “Restrictions on Resale” at page S-         in this prospectus supplement and “ Risk Factors” beginning on page          in the prospectus.

Neither the Securities and Exchange Commission nor any state or federal agency has approved these securities or determined that this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The participation interests offered by the First Peoples Bank Employees’ Savings & Profit Sharing Plan and Trust (401K Plan) are not savings accounts or deposits and are not insured or guaranteed by any government insurance fund, First Peoples Bank or FPB Bancorp, Inc. This type of investment involves risk and you may lose some or all of your investment.

The date of this prospectus supplement is                     , 2005.

THE OFFERING

Summary of the Offering

FPB Bancorp, Inc., is Offering 800,000 shares of its common stock for sale in a public Offering (the “Offering”). You may use your Plan account to subscribe for shares of FPB Bancorp, Inc. as described in this prospectus supplement.

Securities Offered

The securities offered by this prospectus supplement are participation interests in the Plan. At April 1, 2005, the Plan had $251,469 in assets which could be used to purchase up to shares (at a purchase price of $           per share) of FPB Bancorp, Inc.’s common stock. The Plan will only acquire shares at the instruction of Plan participants for their own accounts and will hold any such shares of common stock. We are the issuer of the common stock. Only employees of First Peoples Bank may become participants in the Plan. Information with regard to the Plan is contained in this prospectus supplement and information with regard to the Offering and the financial condition, results of operation and business of FPB Bancorp, Inc. is contained in the attached prospectus. This prospectus supplement should be read with the attached prospectus. The address of the principal executive office of FPB Bancorp, Inc., and First Peoples Bank is 1301 SE Port St. Lucie Boulevard, Port St. Lucie, Florida 34952. The telephone number of First Peoples Bank is (772) 398-1388.

Election to Purchase Common Stock in the Offering; Priorities

You may direct the transfer of all or part of the funds which represent your beneficial interest in the assets of the Plan to be invested in the employer stock fund. The Plan trustee will subscribe for common stock offered for sale in connection with the Offering according to your directions. In the event the Offering is oversubscribed and the Plan trustee is unable to use the full amount allocated by you to purchase common stock in the Offering, the amount that is not invested in common stock of FPB Bancorp, Inc. will be returned to the other investment funds of the Plan pursuant to your existing investment directions. If you choose not to direct the investment of your Plan account balance, your Plan account balance will remain in the other investment options of the Plan as you have previously directed.

Common stock so purchased will be allocated to your Plan account in the employer stock fund.

The limitations on the amount of common stock that you may purchase in the Offering, as described in the prospectus, see “The Offering - Limitations on Common Stock Purchases,” will be calculated based on the aggregate amount directly purchased by you in the Offering together with the amount purchased with funds allocated to your Plan account.

How to Use Plan Funds to Invest in the Offering

Accompanying this prospectus supplement is an Investment Election Form attached as Annex A. The Investment Election Form will enable you to direct that all or a portion of your beneficial interest in the Plan, representing your Plan contributions through                             ,

1

2005, be used to invest in the common stock of FPB Bancorp, Inc. If you wish to invest all or part of your beneficial interest in the assets of the Plan in our common stock issued in the Offering, you should complete the Investment Election Form.

Deadline for Participating in the Offering

The Investment Election Form must be returned to First Peoples Bank, 1301 SE Port St. Lucie Boulevard, Port St. Lucie, Florida 34952, Attn: Nancy E. Aumack, no later than noon on                     , 2005.

Irrevocability of Election to Participate in the Offering

After you return the Investment Election Form, your directions to transfer amounts credited to your Plan account to purchase shares of common stock in the Offering is irrevocable.

Direction to Purchase Common Stock After the Offering

After the Offering, you will continue to be able to direct the investment of past balances and current contributions in the investment options available under the Plan, including our common stock (the percentage invested in any option must be a whole percent). The allocation of your interest in the various investment options offered under the Plan may be changed one time each business day. Special restrictions may apply to transfers directed to or from our common stock if you are an executive officer, director or principal shareholder of FPB Bancorp, Inc. and are subject to the provisions of Section 16(b) of the Securities and Exchange Act of 1934, as amended. In addition, participants who are our officers or directors will not be able to transfer their initial investment out of our common stock for a period of one (1) year following completion of the Offering.

Purchase Price of Common Stock

The funds you allocate for the purchase of common stock in the Offering will be used in full by the Plan trustee to purchase shares of common stock, except in the event of an oversubscription, as discussed above. The price paid for such shares of common stock in the Offering will be $         per share, the same price as paid by all other persons who purchase shares of common stock in the Offering.

After the Offering, common stock purchased by the Plan trustee will be acquired in open market transactions or from FPB Bancorp, Inc.’s treasury stock account. The prices paid by the trustee for shares acquired in the open market may be higher than the $             per share Offering price and will be for “adequate consideration” which means the fair market value of the common stock as determined in good faith by the trustee.

Nature of a Participant’s Interest in Common Stock

The common stock will be held in the name of the Plan and will be allocated to your individual account under the Plan. Therefore, earnings with respect to your Plan account should not be affected by the investment designations (including investments in our common stock) of other participants.

2

Voting Rights of Common Stock

The Plan provides that you may direct the trustee how to vote any shares of FPB Bancorp, Inc. common stock held by the Employer Stock Fund and credited to your account. If the trustee does not receive your voting instructions, the Plan administrator will exercise those rights as it determines in its discretion and will direct the trustee accordingly. All voting instructions will be kept confidential.

DESCRIPTION OF THE PLAN

Introduction

The Plan was adopted by First Peoples Bank effective as of April 1, 2005. Subsequent to the adoption of the Plan, First Peoples Bank withdrew from the Financial Institutions Thrift Fund and transferred all the Fund’s assets to the new Plan. The Plan is a profit sharing plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended. First Peoples Bank may rely on an opinion letter, obtained by Pentagra Services, Inc., that the Plan is qualified under Section 401(a) of the Internal Revenue Code, and its related trust is tax exempt under Section 501(a) of the Internal Revenue Code. Your investment options are the same as under the prior plan, with the exception of your ability to invest in the common stock of FPB Bancorp, Inc.

Employee Retirement Income Security Act

The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefits Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase pension plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained under Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

Applicable federal law requires the Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the Plan prior to the termination of your employment with First Peoples Bank. A substantial federal tax penalty also may be imposed on withdrawals made prior to you attaining the age 59 1/2.

Reference to Full Text of Plan

The following is a summary of the Plan including the Adoption Agreement between First Peoples Bank and Pentegra Services, Inc., the Plan’s sponsor and the third party administrator, and does not contain all of the detailed information in the Plan and Adoption Agreement. Copies of the Plan and Adoption Agreement are available to all employees by filing a request with First Peoples Bank, 1301 SE Port St. Lucie Boulevard, Port St. Lucie, Florida 34952, Attention: Nancy E. Aumack. You are urged to read carefully the full text of the Plan, including the Adoption Agreement.

3

Eligibility and Participation

An employee of First Peoples Bank is eligible to become a participant in the Plan on the first day of the month coinciding with or next following the date on which the employee completes six (6) months of service with First Peoples Bank. The plan year is the calendar year, January 1 to December 31.

As of April 1, 2005, there were approximately [41] employees eligible to participate in the Plan, and [40] employees participating by making elective deferral contributions.

Contributions Under the Plan

401(k) Contributions. As a Plan participant, you are permitted to elect to reduce your compensation pursuant to a Change of Investment form by an amount subject to certain restrictions and limitations, as discussed below, not to exceed $14,000 for 2005 or such higher amount as may be periodically set by the IRS and have such amount contributed to the Plan on your behalf. Your pre-tax employee contributions are transferred by First Peoples Bank to the trustee and credited to your Plan account. The Plan defines “Salary” as your basic monthly salary or wages, exclusive of special payments such as overtime or bonuses. Generally, you may elect to modify the amount contributed to your Plan account. However, special restrictions apply if you are subject to Section 16 of the Securities Exchange Act of 1934.

Employer Contributions. First Peoples Bank, in its sole discretion, may make a contribution matching all or some portion of your pre-tax employee contribution.

Limitations on Contributions

Limitation on Annual Additions and Benefits. Pursuant to the requirements of the Internal Revenue Code, the Plan provides that the amount of contributions and forfeitures allocated to your Plan account, including all qualified defined contribution plans maintained by First Peoples Bank, during any calendar year generally may not exceed the lesser of 100% of your salary for the calendar year or $41,000 (for 2004) (adjusted for increases in the cost of living as permitted by the Internal Revenue Code). Annual additions will be limited to the extent necessary to prevent the limitations set forth in the Internal Revenue Code for all of the qualified defined benefit plans and defined contribution plans maintained by First Peoples Bank from being exceeded.

Limitation on Employees’ Contributions. By law, your total deferrals under the Plan may not exceed $14,000 for 2005 (additional deferrals may be made if you are age 50 or older), adjusted for increases in the cost of living as permitted by the Internal Revenue Code. Contributions in excess of this limitation will be included in gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan, unless the excess deferral (together with any income allocable thereto) is distributed by April 15th of the following year in which the excess deferral is made. Any income on the excess deferral that is distributed by April 15th of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the taxable year in which the excess deferral is made.

Limitation on Plan Contributions for Highly Compensated Employees. Sections 401(k) and 401(m) of the Internal Revenue Code limit the amount of salary deferrals and matching contributions that may be made to the Plan in any calendar year on behalf of highly compensated employees (as defined below) in relation to the amount of salary deferrals and matching contributions made by or on behalf of

4

all other employees eligible to participate in the Plan. If these limitations are exceeded, the level of deferrals by highly compensated employees must be adjusted.

In general, a highly compensated employee includes any employee who, during the calendar year or the preceding year, (1) was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of FPB Bancorp, Inc.), or (2) for the preceding year had compensation from the employer in excess of $90,000 (for 2005), and if the employer so elects was in the top paid group of employees for such preceding year. An employee is in the top paid group of employees for any year if such employee is in the group consisting of the top 20% of employees when ranked on the basis of compensation paid during such year. Such dollar amounts are adjusted annually to reflect increases in the cost of living.

In order to prevent the disqualification of the Plan, any amount contributed by highly compensated employees that exceeds the average deferral limitation in any calendar year must be distributed to such highly compensated employees before the close of the following calendar year.

Top Heavy Plan Requirements. If for any calendar year the Plan is a top heavy plan, then First Peoples Bank may be required to make certain minimum contributions to the Plan on behalf of non-key employees. In addition, certain restrictions would apply with respect to the combination of annual additions to the Plan and projected annual benefits under any defined benefit plan maintained by First Peoples Bank.

In general, the Plan will be regarded as a “top heavy plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are key employees exceeds 60% of the aggregate balance of the accounts of all participants. Key employees (for 2004) generally include any employee who, at any time during the preceding calendar year, was (1) an officer of First Peoples Bank having annual compensation in excess of $130,000 (for 2005), (2) a 5% owner of FPB Bancorp, Inc. (i.e., owns directly or indirectly more than 5% of the stock of FPB Bancorp, Inc., or stock possessing more than 5% of the total combined voting power of all stock of FPB Bancorp, Inc.) or (3) a 1% or greater owner of FPB Bancorp, Inc. having annual compensation in excess of $150,000.

Investment of Contributions

General. All amounts credited to your accounts under the Plan are held in trust. A trustee appointed by First Peoples Bank’s Board of Directors administers the trust.

The Plan currently offers you the following investment choices:

1.	International Stock Fund

2.	Nasdaq 100 Index Fund

3.	Russell 2000 Stock Fund

4.	S&P MidCap Stock Fund

5.	S&P 500/Growth Stock Fund

6.	S&P 500/Value Stock Fund

7.	S&P 500 Stock Fund

8.	Government Bond Fund

9.	Stable Value Fund

5

10.	Money Market Fund

11.	Income Plus Asset Allocation Fund

12.	Growth & Income Asset Allocation Fund

13.	Growth Asset Allocation Fund

14.	U.S. REIT Index Fund

In connection with the Offering, the Plan now provides that in addition to the funds specified above, you may direct the trustee, or its representative, to invest all or a portion of your account (other than funds held in your Personal Choice Retirement Account) in the FPB Bancorp, Inc. Stock Fund. You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. If you fail to provide an effective investment direction, your contributions will be invested in the Money Market Fund until such time as you provide an effective investment direction. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment directions at any time. This may be done either by filing a form or by telephone or other electronic medium. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a form or by telephone or other electronic medium.

Performance History. The following table provides performance data with respect to the investment funds available under the Plan through December 31, 2004:

FUND RETURNS

	December 31,
Stock Funds	2004	2003	2002
INTERNATIONAL STOCK FUND [2,3]	19.6%	36.9%	-18.5%
NASDAQ 100 STOCK FUND [4]	9.9%	48.1%	-37.6%
RUSSELL 2000 STOCK FUND [5]	17.7%	45.9%	-20.7%
S&P MIDCAP STOCK FUND [6]	16.0%	35.0%	-15.0%
S&P 500/GROWTH STOCK FUND [5]	5.5%	24.8%	-24.0%
S&P 500/VALUE STOCK FUND [5]	15.1%	30.6%	-21.2%
S&P 500 STOCK FUND [6]	10.2%	27.9%	-22.4%
U.S. REIT INDEX FUND [9]	19.3%

Bond/Fixed Income Funds
GOVERNMENT BOND FUND [6]	8.4%	1.2%	16.4%
STABLE VALUE FUND [7]	3.6%	4.2%	5.3%
MONEY MARKET FUND [6]	1.0%	0.9%	1.6%

Asset Allocation Funds [2,8]
INCOME PLUS	6.6%	11.6%	-2.6%
GROWTH & INCOME	9.8%	19.7%	-10.3%
GROWTH	12.7%	28.2%	-18.8%

*	Investment funds’ returns are calculated net of fees. Dividends and interest are automatically reinvested. Past performance is no guarantee of future performance. Total expenses charged to each fund, as a percentage of each fund’s estimated average assets per year, are as follows: International Stock Fund .71%; Nasdaq 100 Stock Fund .584%; Russell 2000 Stock Fund .584%; S&P MidCap Stock Fund .584%; S&P 500/Growth Stock Fund .584%; S&P 500/Value Stock Fund .584%; S&P 500 Stock Fund .584%; Government Bond Fund .66%; Stable Value Fund .611%; Money Market Fund .44%; Asset Allocation Funds .91%.

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[1]	Barclays Global Investors (“BGI”) is the Investment Manager for all Funds. Unit values are determined as of the last business day of each month. See following notes. Benchmark indices are not investment funds and have no fees.

[2]	The inception date for the Asset Allocation Funds and the International Stock Fund was July 2, 1997. Returns prior to inception are hypothetical and are based on the returns of market indices for, or actual funds of, the Fund’s investment components, and are net of fees.

[3]	Prior to September 30, 1999, the International Stock Fund was limited to no more than 25% exposure to Japan.

[4]	BGI became the manager of the Nasdaq 100 Stock Fund as of May 1, 2002. Returns prior to May 1, 2002 but after the Fund’s inception date of August 7, 2000 are hypothetical and are based on investment in the current underlying funds managed by BGI, and are net of fees. Returns prior to the Fund inception date of August 7, 2000 are hypothetical and are based on the returns of the Nasdaq 100 Index, and are net of fees.

[5]	BGI became the manager of the Russell 2000, S&P 500/Growth and S&P 500/Value Stock Funds as of January 4, 2000. Returns prior to January 4, 2000 are hypothetical and are based on investment in the current underlying funds managed by BGI, and are net of fees.

[6]	BGI became the manager of the S&P MidCap, S&P 500, Government Bond and Money Market Funds as of June 17, 1997. Results prior to June 17, 1997 are hypothetical and are based on investment in the current underlying funds managed by BGI, and are net of fees. Accordingly, actual past performance of Pentegra’s Funds is different.

[7]	The Stable Value Fund is a separately managed account; historical return data represents actual performance of the Stable Value Fund.

[8]	The Asset Allocation Funds are designed investment vehicles utilizing various asset classes represented by index funds managed by BGI. They are specifically for Pentegra and its clients. Hypothetical results are shown from January 1992 to July 2, 1997 (the inception date of the Asset Allocation Funds).

[9]	Pentegra will offer the U.S. REIT Index Fund on January 1, 2005. Reported performance prior to that date is based on investment in the current underlying fund managed by BGI, and is net of fees.

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The following is a description of each of the Plan’s investment funds:

Pentegra International Stock Fund. This fund invests in approximately 1,000 foreign stocks in approximately 20 countries. Its long-term objective is to offer the potential return of investing in the stocks of established non-U.S. companies, as well as the potential risk-reduction derived from broad diversification. The fund invests in the stocks of established companies based in Europe, Australia, and the Far East.

Pentegra Nasdaq 100 Stock Fund. This fund invests in the stocks of the 100 largest and most actively traded non-financial companies on the Nasdaq Stock Market. Its long-term objective is to offer investors the opportunity to share in the potential of substantial capital growth. The Nasdaq 100 Stock Fund is an index fund whose goal is to match the performance of the Nasdaq 100 Index by investing in most of the same stock. The Nasdaq 100 Index reflects Nasdaq’s largest non-financial companies across major industry groups, including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. This is a higher risk fund as the securities included in the index tend to be concentrated in specific industries that tend to experience a high degree of volatility.

Pentegra Russell 2000 Stock Fund. This fund invests in the stocks of a broad array of small U.S. companies. Its long-term objective is to earn higher returns that reflect the growth potential of such companies. The Russell 2000 Stock Fund is an index fund whose goal is to match the performance of the Russell 2000 Index. The Russell 2000 Stock Fund invests in most or all of the same stocks held in the Russell 2000 Index. The Russell 2000 is one of the better known indices used to measure the performance of U.S. small company stocks. These 2000 companies make up a subset of the smallest companies held in the Russell 3000 Index. Companies of this size generally have greater investment risk and potentially higher returns than mid- and large-capitalization stocks. Because this is an index of 2000 companies, it is broadly diversified in terms of industries and economic sectors.

Pentegra S&P MidCap Stock Fund. This fund invests in the stocks of mid-sized U.S. companies. Its long-term objective is to earn higher returns which reflect the growth potential of such companies. The fund invests in the stocks of mid-sized companies which are expected to grow faster than larger, more established companies. It is an index fund whose goal is to match the performance of the Standard & Poor’s MidCap 400 Index (the “MidCap Index”) by investing in many of the same stocks as the MidCap Index. MidCap refers to a company’s size as measured by its market capitalization. The MidCap Index includes 400 stocks which represent the middle tier of the U.S. stock market (the S&P 500 represents the largest tier).

Pentegra S&P 500/Growth Stock Fund. This fund invests in most or all of the stocks held in the S&P/BARRA Growth Index. Its long-term objective is to earn higher returns by investing in a diversified portfolio of large-capitalization growth stocks. The S&P 500 Growth Stock Fund is an index fund whose goal is to match the performance of the S&P/BARRA Growth Index by investing in most of the same stocks. The S&P/BARRA Growth Index represents approximately 50% of the market capitalization of the S&P 500 Stock Index. The S&P/BARRA Growth and Value Indexes are constructed by dividing the stocks in the S&P 500 by a single attribute: market price to book value ratio. The S&P/BARRA Growth Index includes companies with higher price to book value ratios.

Pentegra S&P 500/Value Stock Fund. This fund invests in most or all of the stocks held in the S&P/BARRA Value Index. Its long-term objective is to earn higher returns by investing in a diversified portfolio of large-capitalization value stocks. The S&P 500 Value Stock Fund is an index fund whose goal is to match the performance of the S&P/BARRA Value Index by investing in most of the same stocks. The S&P/BARRA Value Index represents approximately 50% of the market capitalization of the S&P 500 Stock Index. The S&P/BARRA Value and Growth Indexes are

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constructed by dividing the stocks in the S&P 500 by a single attribute: market price to book value ratio. The S&P/BARRA Value Index includes companies with lower price to book value ratios.

Pentegra S&P 500 Stock Fund. This fund invests in the stocks of a broad array of established U.S. companies. Its long-term objective is to earn higher returns by investing in the largest companies in the U.S. economy. The S&P 500 Stock Fund is an index fund whose goal is to match the performance of the S&P 500 Index by investing in most or all of the same stocks. The S&P 500 Index represents almost 75% of the value of all publicly traded common stocks in the U.S. Because the S&P 500 Index includes 500 established companies of different sizes and different sectors of the U.S. economy (industrial, utilities, financial, and transportation), this fund is broadly diversified in common stocks.

Pentegra U.S. REIT Index Fund. This fund invests in a portfolio of publicly traded Real Estate Investment Trusts designed to track the Morgan Stanley REIT Index, which represents over 90% of the total U.S. real estate equities market. The U.S. REIT Index Fund offers investors exposure to a diverse set of real estate holdings across property types and geographic markets. Equity REITs are the most common type of REIT, and generate earnings from the rental income received on their holdings and capital gains from the sale of properties.

Pentegra Government Bond Fund. This fund invests in U.S. Treasury bonds with a maturity of 20 years or more. Its objective is to earn a higher level of income over the long-term along with the potential for capital appreciation. The fund’s goal is to match the performance of the Lehman Brothers 20+ Year Treasury Bond Index. This index invests in U.S. Treasury bonds with 20 years or more to maturity. The fund is not exposed to credit risk since it invests only in bonds backed by the full faith and credit of the U.S. Government. The fund is exposed to interest rate risk, however, since the long maturity of the bonds means that the fund’s value may fluctuate substantially in response to changes in long-term interest rates.

Stable Value Fund. This fund invests primarily in fully benefit-responsive Guaranteed Investment Contracts (“GICs”), Synthetic GICs and Bank Investment Contracts. Its objective is to achieve a stable return over short to intermediate periods of time while preserving principal. Fully benefit-responsive investment contracts provide a liquidity guarantee by the issuer and prior to maturity, at contract value, permit withdrawals, transfers and loans by employees without penalty or adjustment.

Pentegra Money Market Fund. This fund invests in a broad range of high-quality, short-term instruments. Its objective is to achieve competitive, short-term rates of return while preserving principal. The fund invests in short-term instruments issued by banks, corporations, and the U.S. Government and its agencies. These instruments include certificates of deposit and U.S. Treasury bills.

Income Plus Asset Allocation Fund. This fund is an asset allocation fund that invests approximately 70% of its portfolio in a combination of stable value investments and U.S. bonds. The balance is invested in U.S. and international stocks. Its objective is to preserve principal over short periods of time and to offer some potential for growth over time. The fund diversifies among a broad range of stable value securities to reduce short-term risk and among a broad range of large U.S. and international companies to capture growth potential. The fund is structured to take advantage of market opportunities with a small flexible component.

Growth & Income Asset Allocation Fund. This fund is an asset allocation fund that invests in U.S. domestic and international stocks, U.S. domestic bonds, and stable value investments. Its objective is to provide a balance between the pursuit of growth and protection from risk over time. The fund diversifies among U.S. and international stocks, U.S. bonds and stable value investments to pursue long-term appreciation and short-term stability and takes advantage of market opportunities with a

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small flexible component. The fund invests in a portfolio of approximately 60% U.S. and international stocks. The remaining 40% of the fund is held in U.S. fixed income and stable value investments such as GICs, Synthetic GICs and Bank Investment Contracts.

Growth Asset Allocation Fund. This fund is an asset allocation fund that invests the majority of its assets in stock-both domestic and international. Its objective is to pursue high growth over time. The fund diversifies among a broad range of domestic and international stocks and takes advantage of market opportunities with a large flexible component. The fund invests approximately 55% of its portfolio in U.S. equities. The fund also invests 25% of its assets in a tactical component which, over the long term, is normally invested in the S&P 500, such that the total allocation in U.S. domestic equities could be 80%. As markets change, the fund manager may shift a portion of the tactical components to various fixed income securities. The fund invests another 20% of its portfolio in international stocks. The international component represents the markets of up to 20 economically developed countries, which are weighted to reduce risk. Stock investments include the S&P 500 Index and the MSCI Europe, Australia and Far East Index.

An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

Employer Stock

Each participant’s proportionate undivided beneficial interest in his or her common stock of FPB Bancorp, Inc. will be measured in shares. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the Plan trustee may be required to limit the daily volume of shares purchased.

Any brokerage commissions, transfer fees and other expenses incurred in the sale and purchase of our common stock will be paid out of a cash account managed by the Plan trustee. Therefore, although your account will not be directly adjusted for such fees, the market value of your balance in the Employer Stock Fund will be reduced.

As of the date of this prospectus supplement, there is no established market for our common stock. Accordingly, there is no record of the historical performance of our common stock. Performance will be dependent upon a number of factors, including the financial condition and profitability of FPB Bancorp, Inc. and First Peoples Bank and market conditions for our common stock generally. We intend to apply for listing for our common stock on the NASDAQ SmallCap Market.

Vesting

You are always 100% vested in your pre-tax and employee contributions and the earnings thereon under the Plan.

Distribution Upon Retirement or Disability

Upon retirement or disability, you may elect to have your vested account balance distributed in a single lump-sum payment. Payment of your benefits must generally begin no later than the April 1 following the calendar year in which you attain age 70 1/2 or the calendar year in which you retire.

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Distribution Upon Death

If you die before your entire vested interest has been distributed, benefits will be paid to your surviving spouse in a single lump-sum payment. If you are an unmarried participant, or you are a married participant with special consent to the designation of a beneficiary other than your spouse, payment of benefits to your chosen beneficiary will be in a single lump-sum payment. You may elect, however, that your beneficiary receive in lieu of a lump sum payment, payments in five annual installments, ten if your spouse is the beneficiary and his or her life expectancy is at least ten years.

Distribution Upon Termination of Employment

After termination of employment with First Peoples Bank, you are entitled to distribution of your vested Plan account upon the earlier of death, disability, or attainment of the Plan’s normal retirement age. However, you may elect to receive a distribution of your vested Plan account after termination prior to death, disability, or the attainment of the Plan’s normal retirement age.

Non-alienation of Benefits

Except with respect to federal income tax withholdings and qualified domestic relations orders, benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

Reports to Plan Participants

The Plan’s third party administrator, Pentegra Services, Inc., will furnish to you a statement at least annually showing the balance in your Plan account as of the end of that period, the amount of contributions allocated to your Plan account for that period, and the adjustments to your account to reflect earnings or losses, distributions, loans disbursed, loan repayments and/or transfers between investment funds.

Plan Administration

The trustee for all the investment funds under the Plan, except the employer stock fund is The Bank of New York. Upon completion of the Offering, The Bank of New York will also serve as trustee of the employer stock fund. The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator. The trustee is responsible for investment of the assets of the trust.

The Plan is administered by a Plan administrator who is one or more persons appointed by and who serve at the pleasure of First Peoples Bank. The Plan administrator is the named fiduciary of the Plan for purposes of ERISA. Currently, the Plan administrator is First Peoples Bank. The address and telephone number of the administrator is 1301 SE Port St. Lucie Boulevard, Port St. Lucie, Florida 34952; Attn: Nancy E. Aumack (772) 398-1388. The administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for

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benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

Amendment and Termination

First Peoples Bank intends to continue the Plan indefinitely. Nevertheless, we may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, if you are affected by the termination you will have a fully vested interest in your Plan account. We reserve the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that First Peoples Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA and/or the Internal Revenue Code.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Plan trust assets to another plan, the Plan requires that each participant will (if either the Plan or the other plan were then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

Federal Income Tax Consequences

General. The following is only a brief summary of certain federal income tax aspects of the Plan.

You are urged to consult your tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

Statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

As a qualified retirement plan, the Internal Revenue Code affords special tax treatment which includes the following: (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and (3) earnings of the plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. First Peoples Bank expects that it will adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Internal Revenue Code.

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Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made: (1) within one taxable year to the participant or beneficiary; (2) on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and (3) consists of the balance to the credit of the participant under this Plan and all other profit sharing plans, if any, maintained by First Peoples Bank. The portion of any lump-sum distribution that is required to be included in the participant’s or beneficiary’s taxable income for federal income tax purposes consists of the entire amount of such lump-sum distribution less the amount of after-tax contributions, if any, made by the participant to any other profit sharing plans maintained by First Peoples Bank which is included in such distribution.

Averaging Rules. The portion of the total taxable amount of a lump-sum distribution that is attributable to participation in the Plan or in any other profit-sharing plan maintained by First Peoples Bank and referred to as the ordinary income portion, will be taxable generally as ordinary income for federal income tax purposes.

For years beginning after December 31, 1999, five-year income averaging is repealed. Under a special rule adopted in the 1986 Tax Reform Act, if you turned 50 by 1985, you may elect to have your lump-sum distribution taxed under a ten-year income averaging rule which would allow you to pay a separate tax on the lump-sum distribution that would approximate the tax (under the rates in effect in 1986) that would have been due if the distribution had been received in ten equal annual installments; you also may elect to have that portion of the lump-sum distribution attributable to your pre-1974 participation in the Plan treated as a long-term capital gain and taxed at a rate of 20%.

Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes our common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such common stock, i.e., the excess of the value of such common stock at the time of the distribution over its cost to the Plan. The tax basis of such common stock, to the participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the common stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such common stock. Any gain on a subsequent sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the common stock.

Distribution: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. Virtually all distributions from the Plan may be rolled over to another qualified retirement plan or to an IRA without regard to whether the distribution is a lump-sum distribution or a partial distribution. You have the right to elect to have the trustee transfer all or any portion of an “eligible rollover distribution” directly to another qualified plan or to an IRA. If you do not elect to have an “eligible rollover distribution” transferred directly to another qualified plan or to an IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. The principal types of distributions which do not constitute eligible rollover distributions are (1) an annuity type distribution made over the life expectancy of the participant (or participant and another) or for a period of 10 years or more, (2) a minimum distribution required by Section 409(a)(9) of the Internal Revenue Code, or (3) the portion of any distribution not includable in gross income, except that unrealized appreciation in employee securities can be included in an eligible rollover distribution. The tax law change described above did not modify the special tax treatment of lump-sum distributions that are not rolled over or

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transferred, i.e., forward averaging, capital gains tax treatment and the nonrecognition of net unrealized appreciation, discussed earlier.

ERISA and Other Qualification

As noted above, the Plan is subject to certain provisions of ERISA, and was submitted to the IRS for a determination that it is qualified under the Internal Revenue Code.

We have provided a brief description of the material federal income tax aspects of the Plan which are of general application under the Internal Revenue Code. This is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the Plan.

Restrictions on Resale

Any person receiving shares of FPB Bancorp, Inc. common stock under the Plan who is an “affiliate” of FPB Bancorp, Inc. as the term “affiliate” is used in Rules 144 and 405 under the Securities Act of 1933, as amended, (e.g., our directors, executive officers and substantial stockholders) may reoffer or resell such shares only pursuant to a registration statement filed under the Securities Act of 1934 assuming the availability of a registration statement, pursuant to Rule 144 or some other exemption of the registration requirements of the Securities Act of 1933. Any person who may be an “affiliate” of FPB Bancorp, Inc. may wish to consult with counsel before transferring any common stock he or she owns. In addition, you are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934 which may restrict the sale of common stock when acquired under the Plan, or other sales of common stock.

Persons who are not deemed to be our “affiliates” at the time of resale will be free to resell any shares of common stock allocated to them under the Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933 or compliance with the restrictions and conditions contained in the exemptive rules thereunder. An “affiliate” of FPB Bancorp, Inc. is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with FPB Bancorp, Inc. Normally, a director, principal officer or major stockholder of a corporation may be deemed to be an “affiliate” of that corporation. A person who may be deemed an “affiliate” of FPB Bancorp, Inc. at the time of a proposed resale will be permitted to make public resales of the common stock only pursuant to a “reoffer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act of 1933 or some other exemption from registration, and will not be permitted to use this prospectus in connection with any such resale. In general, the amount of the common stock which any such affiliate may publicly resell pursuant to Rule 144 in any three-month period may not exceed the greater of one percent of the common stock then outstanding or the average weekly trading volume reported on the Nasdaq Stock Market during the four calendar weeks prior to the sale. Such sales may be made only through brokers without solicitation and only at a time when FPB Bancorp, Inc. is current in filing the reports required of it under the Securities Exchange Act of 1934.

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SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as FPB Bancorp, Inc. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within two business days after a change occurs, or annually in certain limited situations, on a Form 5 within 45 days after the close of FPB Bancorp, Inc.’s fiscal year. Investment in our common stock in the Plan by officers, directors and persons beneficially owning more than ten percent of the common stock must be reported to the SEC on the Form 4s or Form 5s filed by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by FPB Bancorp, Inc. of profits realized by any officer, director or any person beneficially owning more than ten percent of the common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant-directed employer security transactions within an employee benefit plan, such as the Plan, provided certain requirements are met.

LEGAL OPINION

The validity of the issuance of the common stock will be passed upon by Igler & Dougherty, P.A., Tampa, Florida, which firm acted as counsel for FPB Bancorp, Inc. and First Peoples Bank in connection with the Offering.

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FIRST PEOPLES BANK

EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN AND TRUST (401K PLAN)

Investment Election Form

Name of Plan Participant:

Social Security Number:

1. INSTRUCTIONS. The First Peoples Bank Employees’ Savings & Profit Sharing Plan and Trust (401K) permits participants to invest their account balances in the common stock of FPB Bancorp, Inc. The dollar amount of your account transferred at your direction will be used to purchase shares of common stock of FPB Bancorp, Inc.

To direct the investment of all or part of the funds credited to your account to the common stock of FPB Bancorp, Inc., you should complete and file this form with the __________________, no later than noon on ____________, 2005. A representative for First Peoples Bank will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact Nancy E. Aumack. If you do not complete and return this form to First Peoples Bank by noon on ___________, 2005, the funds credited to your accounts under the Plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the Plan if no investment direction has been provided.

2. INVESTMENT DIRECTIONS. I hereby authorize the Plan Administrator to direct First Peoples Bank to sell the units currently credited to my account and to purchase common stock of FPB Bancorp, Inc. The total dollar amount transferred from existing investment funds must be in increments of $10. For example, you may transfer $1,000 or $1,010 but you may not transfer $1,001 or $1,011.

SELL UNITS FROM	Plan Investment Funds
Sell $_____	Money Market Fund
Sell $_____	Stable Value Fund
Sell $_____	Government Bond Fund
Sell $_____	S&P 500 Stock Fund
Sell $_____	S&P 500/Value Stock Fund
Sell $_____	S&P 500/Growth Stock Fund
Sell $_____	S&P MidCap Stock Fund
Sell $_____	Russell 2000 Stock Fund
Sell $_____	International Stock Fund
Sell $_____	NASDAQ 100 Index Fund
Sell $_____	U.S. REIT Index Fund
Sell $_____	Income Plus Asset Allocation Fund
Sell $_____	Growth & Income Asset Allocation Fund
Sell $_____	Growth Asset Allocation Fund
Sell $_____	NASDAQ 100 Index Fund
Total: $_______

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3. INVESTMENT ELECTION. I, the undersigned participant in the Plan, make the following investment election:

I elect to buy $_______________ (indicate the total dollar amount of stock you wish to purchase) of FPB Bancorp, Inc. stock at $____ a share. The amount indicated should equal the total dollar amount specified in the above paragraph titled “investment directions.”

The total dollar amount you have elected to transfer from your existing investment funds will be held in a segregated, interest-bearing account until the shares of common stock of FPB Bancorp, Inc. are purchased. If the dollar amount you elect to transfer from an investment fund exceeds the applicable investment fund account balance, the additional funds required to fill the order will be taken from your other investment funds on a pro-rata basis (to the extent available). To the extent your investment election cannot be filled, the amount that is not invested in the shares of common stock of FPB Bancorp, Inc. will be reallocated on a pro-rata basis to the other investment options that you have selected.

4. ACKNOWLEDGMENT OF PARTICIPANT. I understand that this Investment Election Form shall be subject to all of the terms and conditions of the Plan. I acknowledge that I have received a copy of the prospectus and the prospectus supplement.

Signature of participant

Date:

ACKNOWLEDGMENT OF RECEIPT BY EMPLOYER

By:

Date:

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24:	Indemnification of Directors and Officers

As provided under Florida law, FPB Bancorp, Inc.’s directors shall not be personally liable to FPB Bancorp, Inc. or its stockholders for monetary damages for breach of duty of care or any other duty owed to FPB Bancorp, Inc. as a director, unless the breach of or failure to perform those duties constitutes:

•	a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful;

•	a transaction from which the director received an improper personal benefit;

•	an unlawful corporate distribution;

•	an act or omission which involves a conscious disregard for the best interests of the Corporation or which involves willful misconduct; or

•	an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

Article VI of FPB Bancorp, Inc.’s Bylaws provides that FPB Bancorp, Inc. shall indemnify a director who has been successful in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director of FPB Bancorp, Inc., against reasonable expenses incurred by him in connection with such defense.

The Bylaws also provide that FPB Bancorp, Inc. is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of FPB Bancorp, Inc. and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by: (i) a disinterested majority of the Board of Directors; (ii) a majority of a committee of disinterested directors; (iii) independent legal counsel; or (iv) an affirmative vote of a majority of shares held by disinterested stockholders.

Item 25:	Other Expenses of Issuance and Distribution

The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than the underwriting discount and commissions. All of the amounts shown are estimated except for the registration fees of the Securities and Exchange Commission.

Securities and Exchange Commission Registration Fees	$1,748
NASD Fees	$2,500
Blue Sky Registration Fees & Expenses	$10,500
Legal Fees and Expenses	$85,000
Accounting Fees	$8,000
Printing expenses	$20,000
Miscellaneous	$5,000

Total	$132,748

Item 26:	Recent Sales of Unregistered Securities.

None

Item 27:	Exhibits and Financial Statement Schedules

The following exhibits are filed with or incorporated by reference into this Registration Statement. The exhibits which are marked by a single asterisk (*) were previously filed as a part of FPB Bancorp, Inc.’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on November 16, 2001. The exhibits which are marked by a double asterisk (**) were previously filed as a part of the Registrant’s Registration Statement on Form SB-1, filed with the Federal Deposit Insurance Corporation on April 30, 2000. The exhibits which are marked by a triple asterisk (***) were previously filed as a part of the Registrant’s 2000 Form 10-KSB, filed with the FDIC on April 9, 2001. The exhibits which are marked with four asterisks (****) were previously filed as part of the Registrant’s registration statement on Form SB-2 filed with the Securities and Exchange Commission on March 10, 2005.

Exhibit No.	Description of Exhibit

****1.1	Form of Sales Agent Agreement

*3.1	Articles of Incorporation

*3.2	Bylaws

*4.1	Specimen copy of certificate evidencing shares of FPB’s common stock, $0.01 par value

**4.2	First Peoples Bank Stock Option Plan dated January 14, 1999

**4.3	Warrant Agreement

***4.4	Non-Qualified Stock Option Agreement

5.1	Legal Opinion of Igler & Dougherty, P.A.

**10.1	First Peoples Bank Qualified 401(k) Profit Sharing Plan, dated May 1, 1999

***10.2	Employment Agreement for David W. Skiles

****21.1	Subsidiaries of the Registrant

23.1	Consent of Igler & Dougherty, P.A. included in Opinion Letter – See Exhibit 5.1

23.2	Consent of Hacker Johnson Smith, P.A.

****24.1	Power of Attorney – included in Signature Page of Registration Statement

****99.1	Form of Escrow Agreement

****99.2	Form of Stock Order Form

(b)	Financial Statement Schedules.

No financial schedules are required to be filed as part of this registration statement.

Item 28.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum Offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424[b] of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate Offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“Securities Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(1)	In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2)	For the purpose of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (§§230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

(3)	For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that Offering of the securities at that time as the initial bona fide Offering of those securities.

(c)	The Registrant hereby undertakes that:

(1)	For the purpose of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (§§230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

(2)	For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that Offering of the securities at that time as the initial bona fide Offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Port St. Lucie, State of Florida on April 21, 2005.

FPB BANCORP, INC.

Date: April 21, 2005	By:	/s/ David W. Skiles
David W. Skiles
President and Chief Executive Officer

Date: April 21, 2005	By:	/s/ Nancy E. Aumack
Nancy E. Aumack
Senior Vice President and Chief Financial Officer

Know all men by these presents, that each person whose signature appears below constitutes and appoints David W. Skiles and Nancy E. Aumack, or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form SB-2 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ John R. Baker, Sr. John R. Baker, Sr.	Vice Chairman of the Board	March 8, 2005

/s/ Gary A. Berger Gary A. Berger	Chairman of the Board	March 9, 2005

/s/ Donald J. Cuozzo Donald J. Cuozzo	Director	March 9, 2005

/s/ Ann L. Decker Ann L. Decker	Corporate Secretary and Director	March 9, 2005

/s/ Paul J. Miret Paul J. Miret	Director	March 9, 2005

/s/ Robert L. Schweiger Robert L. Schweiger	Director	March 9, 2005

/s/ Robert L. Seeley Robert L. Seeley	Director	March 8, 2005

/s/ David W. Skiles David W. Skiles	Chief Executive Officer President and Director	March 9, 2005

/s/ Paul A. Zinter Paul A. Zinter	Director	March 8, 2005